Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of July 9, 2017,

Among

HAWAIIAN TELCOM HOLDCO, INC.,

CINCINNATI BELL INC.

and

TWIN ACQUISITION CORP.

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 9, 2017, among Hawaiian Telcom Holdco, Inc., a Delaware corporation (“Company”), Cincinnati Bell Inc., an Ohio corporation (“Parent”), and Twin Acquisition Corp., a Delaware corporation and a directly wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS each of the Board of Directors of the Company, the Board of Directors of Parent and the Board of Directors of Merger Sub has approved and declared advisable this Agreement and determined that the Merger on the terms provided for in this Agreement is advisable and in the best interests of the Company, Parent or Merger Sub, as applicable, and its respective stockholders or shareholders, as applicable;

WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub each has recommended that its stockholders adopt this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger.  The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02.            Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if all the conditions set forth in Article VII do not remain satisfied or (to the extent permitted by Law) have not been waived on such second Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived; provided, further that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at such time), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, the Closing shall occur instead on the earliest of (i) any Business Day during the Marketing Period as may be specified by Parent on no less than two Business Days’ prior written notice to the Company, (ii) the second Business Day following the final day of the Marketing Period or (iii) such other place, time and date as may be agreed by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.            Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger.  The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04.            Effects of the Merger.  The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

SECTION 1.05.            Charter and Bylaws.  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 6.05 hereof).  The bylaws of the Surviving Corporation in effect from and after the Effective Time and until thereafter changed or amended as provided therein or by applicable Law shall be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation (the “Surviving Corporation Bylaws”).

SECTION 1.06.            Board of Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or until their respective successors have been duly elected and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The parties acknowledge and agree that following the Effective Time Parent shall cause the board of directors of the Surviving Corporation to include individuals who are “domiciled” (within the meaning of Section 18-235-1.03 of the Hawaii Administrative Rules) in Hawaii.

ARTICLE II

Effect on the Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01.            Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)           Cancelation of Certain Shares.  All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.  All shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub) shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled. Each Excluded Share shall be canceled at the Effective Time and, subject to Section 2.03, no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Subject to Sections 2.01(b) and 2.02(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned by stockholders (“Dissenting Stockholders”) who have made and not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL (each such share of Company Common Stock, an “Excluded Share” and, collectively, the “Excluded Shares”) shall be converted into the right to receive any of the following forms of consideration (the “Merger Consideration”):

(i)                    for each share of Company Common Stock with respect to which an election to receive only Parent Common Shares (a “Share Election”) has been validly made and not revoked (collectively, the “Share Election Shares”), the right to receive 1.6305 fully paid and nonassessable Parent Common Shares (the “Share Consideration”);

(ii)                   for each share of Company Common Stock with respect to which an election to receive both Parent Common Shares and cash (a “Mixed Election”) has been validly made and not revoked (collectively, the “Mixed Election Shares”), the right to receive (A) 0.6522 fully paid and nonassessable Parent Common Shares (the “Mixed Share Consideration”) plus (B) $18.45 in cash (the “Mixed Cash Consideration” and, together with the Mixed Share Consideration, the “Mixed Consideration”);

(iii)                  for each share of Company Common Stock with respect to which an election to receive only cash (a “Cash Election”) has been validly made and not revoked (collectively, the “Cash Election Shares”), the right to receive $30.75 in cash (the “Cash Consideration”); and

(iv)                  for each share of Company Common Stock other than shares as to which a Share Election, Mixed Election or Cash Election has been validly made and not revoked (collectively, the “Non-Election Shares”, and the failure to make either a Share Election, Mixed Election or Cash Election, a “Non-Election”), the right to receive the Mixed Consideration.

(d)           All such shares of Company Common Stock, when so converted pursuant to Section 2.01(c), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) (other than any Excluded Shares) and each holder of shares of Company Common Stock held in book-entry form (other than any Excluded Shares) shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional Parent Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, without interest.  For purposes of this Agreement, “Parent Common Shares” means the common shares, par value $0.01 per share, of Parent.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the number of outstanding Parent Common Shares or shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Parent Common Shares or shares of Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.  The right of any holder of Company Common Stock to receive the Merger Consideration shall be subject in all cases to the provisions of Section 2.02.

SECTION 2.02.            Exchange of Certificates; Book-Entry Shares.  (a) Exchange Agent.  Prior to the Mailing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, (i) the aggregate number of Parent Common Shares to be issued pursuant to Section 2.01(c) and (ii) an amount of cash representing the aggregate amount of cash payable pursuant to 2.01(c). In addition, Parent shall deposit from time to time as needed, cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f).  All such Parent Common Shares and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b)           Letter of Transmittal.  As promptly as practicable after the Effective Time, and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (other than Excluded Shares) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto.

(c)           Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the associated Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) that number of whole Parent Common Shares that such holder is entitled to receive pursuant to Section 2.01(c) and/or (ii) an amount of immediately available funds equal to (x) the cash amount that such holder is entitled to receive pursuant to Section 2.01(c) plus (y) any cash in lieu of fractional shares which the holder has the right to receive pursuant to 2.02(f) plus (z) any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d).  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Common Shares pursuant to Section 2.01(c), together with a check in the amount equal to any cash payable pursuant to Section 2.01(c) and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued and/or paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d)           Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the number of Parent Common Shares issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or such shares of Company Common Stock held in book-entry form) in accordance with this Article II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole Parent Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Common Share to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Common Shares.

(e)           No Further Ownership Rights in Company Common Stock.  The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(d) and cash in lieu of any fractional shares payable pursuant to Section 2.02(f) paid upon the surrender of Certificates (or shares of Company Common Stock held in book-entry form) in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates (or shares of Company Common Stock held in book-entry form).  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f)            No Fractional Shares.  No certificates or scrip representing fractional Parent Common Shares shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who, based on the Share Consideration or Mixed Share Consideration, as applicable, would have been entitled to receive a fraction of a Parent Common Share (after taking into account all shares of Company Common Stock exchanged by such holder, including shares that are the subject of valid affidavits of loss thereof) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the closing sale price for Parent Common Shares on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the trading day immediately preceding the date of the Effective Time.

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(h)           No Liability.  None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock immediately prior to such date on which the Exchange Fund otherwise would be required to escheat to, or become the property of, any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i)            Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(j)            Withholding Rights.  Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law.  To the extent that amounts are so withheld and remitted to the applicable Governmental Entity by Parent and the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

(k)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Article II.

SECTION 2.03.          Dissenters’ Rights.  No Dissenting Stockholder shall be entitled to receive shares of Parent Common Shares or cash or any dividends or other distributions pursuant to the provisions of this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder.  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Stockholder is not entitled to relief provided by Section 262 of the DGCL with respect to any shares of Company Common Stock, such shares of Company Common Stock shall thereupon be treated as though such shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration without interest and less any required Tax withholding.  For purposes of Section 2.01(c), such shares of Company Common Stock shall be deemed Non-Election Shares and shall be entitled to receive the Mixed Consideration.  The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

SECTION 2.04.          Election Procedures.  (a)      Each Person who, at or prior to the Election Deadline, is a record holder of shares of Company Common Stock (which, for purposes of this Section 2.04, shall include the holders of all Cash-Out RSUs) shall have the right, subject to the limitations set forth in this Article II, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 2.04.

(b)           At the time of the mailing of the Proxy Statement to holders of record of shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Mailing Date”), the Company shall use reasonable best efforts to mail an election form and other appropriate and customary transmittal materials (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock represented by such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, upon adherence to the procedure set forth in the Letter of Transmittal, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree) (the “Election Form”) to each holder of record of shares of Company Common Stock as of the record date for the Company Stockholders Meeting.  Holders of record of Company Common Stock who hold such Company Common Stock as nominees, trustee or in other representative capacities may, through proper instructions and documentation, submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Common Stock.

(c)           Each Election Form shall permit each Person who, at or prior to the Election Deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of shares of Company Common Stock, other than any Dissenting Stockholder, to specify (i) the number of shares of Company Common

Stock with respect to which such holder makes a Share Election, (ii) the number of shares of Company Common Stock with respect to which such holder makes a Mixed Election, and (iii) the number of shares of Company Common Stock with respect to which such holder makes a Cash Election.

(d)           Any shares of Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form at or before 5:00 p.m., New York time, on the Business Day that is one (1) Business Day immediately preceding the date of the Company Stockholders Meeting (or such other date as may be mutually agreed by Parent and the Company) (the “Election Deadline”), shall be deemed to be Non-Election Shares.  If the Company Stockholders Meeting is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.  For the avoidance of doubt, any Non-Election Shares will receive the Mixed Consideration.

(e)           Parent shall direct the Exchange Agent to make Election Forms available as may be reasonably requested from time to time by all Persons who become holders of record of Company Common Stock between the record date for the Company Stockholders Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform as specified in this Agreement and as specified in any agreement between Parent and/or the Company and the Exchange Agent.

(f)            Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  After a Share Election, Mixed Election or Cash Election is validly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such election.  Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice of such revocation received by the Exchange Agent prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become Non-Election Shares, except to the extent a subsequent election is properly made and not revoked with respect to any or all of such shares of Company Common Stock prior to the Election Deadline.  Any termination of this Agreement in accordance with Article VIII shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(g)           Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in any submitted Election Form.  Any good faith determinations of the Exchange Agent (or, in the event that the Exchange Agent declines to make any such determination, the joint determination of Parent and the Company) regarding such matters shall be binding and conclusive.  None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.  The Exchange Agent (or, in the event the Exchange Agent declines to make such computations, Parent and the Company jointly) shall also make all computations contemplated by Sections 2.01(c), 2.02(f) and 2.05 hereof, and absent manifest error such computations shall be conclusive and binding on Parent, the Company and all holders of Company Common Stock.

(h)           The Company and Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms and Letters of Transmittal and the payment of the Merger Consideration.

SECTION 2.05.          Proration.  (a)      Notwithstanding any other provision contained in this Agreement, within three Business Days after the Effective Time, Parent shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i)                    If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share and Cash Election RSU Share shall, instead of being converted into the Cash Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the product of (x) the Cash Consideration multiplied by (y) a fraction, (1) the numerator of which shall be the Available Cash Election Amount and (2) the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), plus (B) a number of fully paid and nonassessable Parent Common Shares equal to the product of (x) the Share Consideration multiplied by a fraction equal to one minus the Cash Fraction.

(ii)                   If the Available Cash Election Amount is greater than the Cash Election Amount, then each Share Election Share and Share Election RSU Share shall, instead of being converted into the right to receive the Share Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of (x) such excess divided by (y) the number of Share Election Shares and Share Election RSU Shares plus (B) a number of fully paid and nonasssessable Parent Common Shares equal to the product of (x) the Share Consideration multiplied by (y) a fraction, (1) the numerator of which shall be the difference between (I) the Cash Consideration minus (II) the amount calculated in clause (A) of this paragraph, and (2) the denominator of which shall be the Cash Consideration.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents under the heading “Risk Factors” (other than any statements of historical fact) and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”).  The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 3.01.            Organization, Standing and Power.  Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company, prior to execution of this Agreement, true and complete copies of the Amended and Restated Articles of Incorporation of Parent in effect as of the date of this Agreement (the “Parent Articles”) and the Amended and Restated Regulations of Parent in effect as of the date of this Agreement (the “Parent Regulations”).

SECTION 3.02.            Parent Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all pledges, liens, charges, mortgages, deeds of trust, encumbrances, judgments, options, rights of first refusal or offer, defects in title and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws.  Parent has provided to the Company a true and complete list of all Parent Subsidiaries as of the date of this Agreement.

(b)           Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 3.03.            Capital Structure.  (a) The authorized capital stock of Parent consists of 96,000,000 Parent Common Shares, 1,357,299 shares of voting preferred shares,

without par value (“Parent Voting Preferred Shares”), and 1,000,000 shares of non-voting preferred shares, without par value (“Parent Non-Voting Preferred Shares” and, together with the Parent Common Shares and the Parent Voting Preferred Shares, the “Parent Capital Stock”).  At the close of business on July 7, 2017 (the “Capitalization Date”), (i) 42,173,872 Parent Common Shares were issued and outstanding (including Parent Common Shares subject to vesting restrictions and/or forfeiture back to Parent) and no Parent Common Shares were held in the treasury of Parent, (ii) 155,250 Parent Voting Preferred Shares designated as 6 3/4% Cumulative Convertible Preferred Shares (“6 3/4% Preferred Shares”) were issued and outstanding, (iii) no Parent Non-Voting Preferred Shares were issued and outstanding, (iv) 4,751,055 Parent Common Shares were reserved and available for issuance pursuant to the Parent Stock Plans, of which 1,701,055 Parent Common Shares were reserved for issuance under outstanding Parent Stock Options, Parent SARs and Parent RSUs (assuming settlement of outstanding awards based on maximum achievement of any applicable performance goals) (collectively, the “Parent Stock-Based Awards”) and (v) 2,301 Parent Common Shares were payable pursuant to the Parent Deferred Compensation Plan for Outside Directors (the “Parent Deferred Compensation Plan for Outside Directors”).  Except as set forth in this Section 3.03(a), at the close of business on the Capitalization Date, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding.  From the close of business on the Capitalization Date to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Shares (A) upon the exercise of Parent Stock Options outstanding at the close of business on the Capitalization Date, (B) upon the vesting and settlement of Parent RSUs outstanding at the close of business on the Capitalization Date, or (C) pursuant to the Parent Deferred Compensation Plan for Outside Directors, in each case in accordance with their terms in effect on the Capitalization Date.

(b)           All outstanding shares of Parent Capital Stock and all such shares that may be issued pursuant to the instruments or plans described in Section 3.03(a) are, or will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Ohio General Corporation Law (the “OGCL”), the Parent Articles, the Parent Regulations or any Contract to which Parent is a party or otherwise bound.  The Parent Common Shares constituting the Share Consideration and the Mixed Share Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OGCL, the Parent Articles, the Parent Regulations or any Contract to which Parent is a party or otherwise bound.  Except as set forth in this Section 3.03, as of the close of business on the Capitalization Date, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) except as required by the terms of the 6 3/4% Preferred Shares, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (iii) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary.  Except as set forth above in this Section 3.03 or in connection with Parent Stock-Based Awards, as of the close of business on the Capitalization Date, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.  Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other Indebtedness of Parent that have or by their terms may have at any time the right to vote (which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”).  Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent.  Except for this Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

SECTION 3.04.            Authority; Execution and Delivery; Enforceability.  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub.  The Parent Board has adopted resolutions, by a vote at a meeting duly called at which a quorum of directors of Parent was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Parent and its shareholders and (iii) declaring this Agreement and the Merger advisable.  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  The Board of Directors of Merger Sub has adopted resolutions, by unanimous written consent, (A) approving this Agreement, (B) declaring advisable this Agreement and the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger is in the best interests of Merger Sub and Parent, as its sole stockholder, and (C) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption.  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  Parent, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement.  Except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated hereby.  Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           Assuming the accuracy of the Company’s representation in the last sentence of Section 4.04(b), no “interested shareholder”, “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation, or similar provision or term of the Parent Articles or Parent Regulations, applies with respect to Parent or Merger Sub with respect to this Agreement, the Merger or any of the other transactions contemplated hereby.  Neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, nor do any of them currently own any shares of Company Common Stock.

(c)           Neither Parent nor any Parent Subsidiary has in effect a “poison pill”, shareholder rights plan or other similar plan or agreement.

SECTION 3.05.            No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or result in any violation of any provision of the Parent Articles, the Parent Regulations or the comparable charter, bylaws or other organizational documents of any Parent Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), conflict with or result in any violation of any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           No consent, approval, clearance, waiver, authorization, waiting period expiration, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the Securities and Exchange Commission (the “SEC”), and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Parent Common Shares constituting the Share Consideration and the Mixed Share Consideration, in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Parent Common Shares constituting the Share Consideration and the Mixed Share Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the U.S. Federal Communications Commission or any successor Governmental Entity (the “FCC”) as are required in connection with the transactions contemplated hereby (the “Parent FCC Consents”), (vi) such Consents from, or registrations, declarations, notices or filings made to or with, state public service or state public utility commissions (collectively, “State Regulators”) as are required in connection with the transactions contemplated hereby (the “Parent PSC Consents”), (vii) such Consents from, or registrations, declarations, notices or filings made to or with, governments of counties, municipalities and any other subdivisions of a United States state (collectively, “Localities”) in connection with the provision of telecommunication and media services as are required in connection with the transactions contemplated hereby (the “Parent Local Consents”), (viii) such filings with and approvals of the NYSE as are required to permit the listing of the Parent Common Shares constituting the Share Consideration and the Mixed Share Consideration and (ix) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.06.            SEC Documents; Undisclosed Liabilities.  (a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2015 (such documents, together with any documents filed with or furnished to the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b)           Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)           Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(e)           The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(f)            Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(g)           As of the date hereof, since January 1, 2017, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(h)           None of the Parent Subsidiaries is, or has at any time since January 1, 2017 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 3.07.            Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.  The portions of the Proxy Statement supplied by Parent will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 3.08.            Absence of Certain Changes or Events.  From January 1, 2017 to the date of this Agreement, (i) there has not occurred any state of facts, change, effect, condition, development, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, (ii) neither Parent nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement and prior to the Closing Date without the prior written consent of the Company, would constitute a breach of Section 5.01(a)(ii), Section 5.01(a)(iv) or Section 5.01(a)(v) and (iii) each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course in all material respects.

SECTION 3.09.            Taxes.  (a)(i)  Each of Parent and each Parent Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Parent and each Parent Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no material deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any Parent Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)           No material Tax Return of Parent or any Parent Subsidiary is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Parent or any Parent Subsidiary that remains outstanding.  No deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary that were not finally resolved in full prior to the date of, with all consequences thereof properly reflected in accordance with GAAP in, the most recent Parent SEC Documents, and no requests for waivers of the time to assess any such Taxes are pending.  No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c)           Each of Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws relating to the collection, payment and withholding and remittances of Taxes.

(d)           Neither Parent nor any Parent Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and the Parent Subsidiaries or customary Tax payment or indemnification provisions in Contracts the primary purpose of which does not relate to Taxes).

(e)           Within the past three years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)            Neither Parent nor any Parent Subsidiary has participated in a “listed transaction” or a “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)           Since January 1, 2014, no claim has been made by a taxing authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any of the Parent Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

SECTION 3.10.            Benefits Matters; ERISA Compliance.  (a)Parent has delivered or made available to the Company true and complete copies of (i) all material Parent Benefit Plans or, in the case of any unwritten material Parent Benefit Plan, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material Parent Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material Parent Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each Parent Benefit Plan (if any).  For purposes of this Agreement, “Parent Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Parent Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical or other material compensation or benefit plans, arrangements, policies, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Parent, any Parent Subsidiary or any other person or entity that, together with Parent is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Parent Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of Parent or any Parent Subsidiary (each, a “Parent Participant”) and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements between Parent or any Parent Subsidiary and any Parent Participant.

(b)           All Parent Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the U.S. Internal Revenue Service (the “IRS”) or a non-U.S. Governmental Entity (as applicable) to the effect that such Parent Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would reasonably be expected to result in the loss of its qualification.

(c)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, other than any Parent Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Pension Plan”), (i) no Parent Pension Plan had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been made available to the Company, (ii) none of the Parent Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of such Parent Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Parent Benefit Plan or trust or any other material liability to Parent or any Parent Subsidiary and (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Parent Benefit Plan during the last six years. Except for matters that, individually or in the aggregate, have not and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary or any Parent Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Parent Multiemployer Pension Plan.

(d)           With respect to each material Parent Benefit Plan that is an employee welfare benefit plan, (i) such Parent Benefit Plan (including any Parent Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of

Parent or the Parent Subsidiaries or terminated, in each case, without material liability to Parent and the Parent Subsidiaries on or at any time after the Effective Time and (ii) no such Parent Benefit Plan is unfunded or self-insured or funded through a “welfare benefit fund” (as defined in Section 419(e) of the Code) or other funding mechanism.

(e)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Parent Benefit Plan and (ii) Parent and each of the Parent Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Parent Benefit Plans.

(g)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or any Parent Subsidiary with respect to each Parent Benefit Plan have been paid or accrued in accordance with the terms of such Parent Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws).  Except as fully accrued or reserved against on Parent’s financial statements in accordance with GAAP, there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities, where applicable, with respect to any Parent Benefit Plan.

(h)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no pending or, to the Knowledge of Parent, threatened claims or Actions by or on behalf of any participant in any of the Parent Benefit Plans, or otherwise involving any such Parent Benefit Plan or the assets of any Parent Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i)            None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Parent Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Parent Benefit Plan, (iii) result in any breach or violation of, default under or limit Parent’s right to amend, modify or terminate any Parent Benefit Plan or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Parent Participant.  No Parent Participant is entitled to receive any gross-up or additional payment in respect of any Taxes (including without limitation the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

SECTION 3.11.            Litigation.  There is no suit, action, investigation or other proceeding (each, an “Action”) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, any investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.12.            Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are in compliance with all applicable Laws and Parent Permits.  To the Knowledge of Parent, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.  This section does not relate to Tax matters, employee benefits matters, labor matters, environmental matters or Intellectual Property matters.

SECTION 3.13.            Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)                    Parent and the Parent Subsidiaries have complied with all Environmental Laws, and neither Parent nor any Parent Subsidiary has received any written communication that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law and, except as reflected in the most recent audited financial statements of Parent included in the Parent SEC Documents, to the Knowledge of Parent, no known capital or other expenditure is required for Parent or the Parent Subsidiaries to achieve or maintain compliance with Environmental Law;

(ii)                   Parent and the Parent Subsidiaries have obtained and complied with all Permits issued pursuant to Environmental Law necessary for their respective operations as currently conducted, all such Permits are valid and in good standing and neither Parent nor any Parent Subsidiary has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permits;

(iii)                  there are no Environmental Claims pending or, to the Knowledge of Parent, threatened, against Parent or any of the Parent Subsidiaries;

(iv)                  there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries; and

(v)                   neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or by operation of Law, any Known liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries.

(b)           As used herein:

(i)                    “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any Person alleging any liability arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii)                   “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or the protection of endangered or threatened species, climate, human health or the environment.

(iii)                  “Hazardous Materials” means (A) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos, and polychlorinated biphenyls; and (B) any other material, substance or waste that is regulated under any Environmental Law.

(iv)                  “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

SECTION 3.14.            Contracts.  (a) As of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed Parent Contract”) that has not been so filed.

(b)           Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Filed Parent Contract (including, for purposes of this Section 3.14(b), any Contract entered into after the date of this Agreement that would have been a Filed Parent Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) each such Filed Parent Contract is in full force and effect and (iii) none of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Filed Parent Contract and, to the Knowledge of Parent, no other party to any such Filed Parent Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.15.            Properties.  (a) Section 3.15(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the real property owned in fee simple by Parent or the Parent Subsidiaries (the “Parent Owned Real Property”).  Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, either Parent or the Parent Subsidiaries: (i) has good and valid fee simple title to all of the Parent Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) is in sole and exclusive possession of the Parent Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangement (the “Real Property Leases”) pursuant to which any third party is granted the right to use any Parent Owned Real Property, other than Permitted Liens; (iii) has sufficient right of ingress and egress to the Parent Owned Real Property in all material respects and enjoys peaceful and quiet possession thereof; and (iv) there are no outstanding options or rights of first offer or refusal to purchase the Parent Owned Real Property.

(b)           Section 3.15(b) of the Parent Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the real property leased by Parent or the Parent Subsidiaries for which the annual rental value exceeds $100,000 pursuant to a Real Property Lease (the “Parent Leased Real Property”).  Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, with respect to the Parent Leased Real Property and each Real Property Lease:  (i) each Real Property Lease is in full force and effect, and Parent or the Parent Subsidiaries holds a valid and existing leasehold interest under each Real Property Lease; (ii) the possession and quiet use and enjoyment of the Parent Leased Real Property under such Real Property Lease has not been disturbed and there are no disputes with respect to any such Real Property Lease; (iii) Parent or the Parent Subsidiaries have not given or received any written notice of default pursuant to any such Real Property Lease; (iv) Parent or the Parent Subsidiaries nor, to the Knowledge of Parent or the Parent Subsidiaries, any other party to such Real Property Lease, is in breach or violation in any material respect of, or in default under, such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach, violation or default in any material respect, or permit the termination, modification or acceleration of rent under such Real Property Lease on the part of Parent or the Parent Subsidiary, nor, to the Knowledge of Parent or the Parent Subsidiaries, on the part of the other party thereto; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full; (vi) neither Parent or the Parent Subsidiaries owes, or will owe in the future based on arrangements currently in existence, any brokerage commissions or finder’s fees with respect to any Real Property Lease; (vii) Parent or the Parent Subsidiaries has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, other than Permitted Liens; and (viii) there are no Liens on the estate or interest created by such Real Property Lease, other than Permitted Liens; and (ix) Parent nor any Parent Subsidiary has subleased, licensed or otherwise granted any person the right to use or occupy any Parent Leased Real Property or any portion thereof.

SECTION 3.16.            Intellectual Property.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)           Parent and the Parent Subsidiaries own, free and clear of all Liens, other than Permitted Liens, or are validly licensed or otherwise have the right to use, all Intellectual Property used in the operation of their business as currently conducted;

(b)           neither Parent nor any of the Parent Subsidiaries has received in the three years prior to the date of this Agreement any written notice from any Person, and there are no pending Actions, or to the Knowledge of Parent, threatened, against Parent or any of the Parent Subsidiaries, (A) asserting the infringement, misappropriation or violation of any Intellectual Property by Parent or any of the Parent Subsidiaries or (B) challenging the validity, enforceability, priority or registrability of, or any right, title or interest of Parent or any of the Parent Subsidiaries with respect to, any Intellectual Property owned or purported to be owned by Parent or any of the Parent Subsidiaries;

(c)           neither Parent nor any of the Parent Subsidiaries has sent any written notice in the year prior to the date of this Agreement, to any Person, and there are no pending Actions, by Parent or any of the Parent Subsidiaries, (A) asserting the infringement, misappropriation or violation of any Intellectual Property owned by or exclusively licensed to Parent or any of the Parent Subsidiaries or (B) challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any Person with respect to, any Intellectual Property;

(d)           to the Knowledge of Parent, (A) no Person is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to Parent or any of the Parent Subsidiaries and (B) the conduct of the businesses of Parent and the Parent Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property rights of any Person;

(e)           Parent and the Parent Subsidiaries have taken commercially reasonable measures to protect the confidentiality and security of the (A) IT Assets and (B) personal information gathered, used, held for use or accessed by Parent or the Parent Subsidiaries in the course of the operations of their respective businesses; and

(f)            to the Knowledge of Parent, the IT Assets (A) meet the needs of Parent’s business as currently conducted and (B) have not materially malfunctioned or failed in the two years prior to the date of this Agreement in a manner that has had a material impact on the businesses of Parent and the Parent Subsidiaries.  To the Knowledge of Parent, no Person has gained unauthorized access to the IT Assets or any personal information gathered, used, held for use or accessed by Parent or any of the Parent Subsidiaries.

SECTION 3.17.            Labor Matters.  (a) Section 3.17 of the Parent Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material collective bargaining or other labor union Contracts applicable to any employees of Parent or any of the Parent Subsidiaries (the “Parent Collective Bargaining Agreements”).  Parent has made available to the Company copies of such Parent Collective Bargaining Agreements, including with respect to employees based outside the United States.  Neither Parent nor any of the Parent Subsidiaries has breached or otherwise failed to comply with any provision of any Parent Collective Bargaining Agreement, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Parent, threatened, against or affecting Parent or any Parent Subsidiary; (ii) to the Knowledge of Parent, no union organizational campaign is in progress with respect to the employees of Parent or any Parent Subsidiary and no question concerning representation of such employees exists; (iii) neither Parent nor any Parent Subsidiary is engaged in any unfair labor practice; (iv) there are not any unfair labor practice charges or complaints against Parent or any Parent Subsidiary pending, or, to the Knowledge of Parent, threatened, before the National Labor Relations Board; (v) there are not any pending, or, to the Knowledge of Parent, threatened, union grievances against Parent or any Parent Subsidiary that reasonably could be expected to result in an adverse determination; (vi) Parent and each Parent Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (vii) neither Parent nor any Parent Subsidiary has received written communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting Parent or any Parent Subsidiary and, to the Knowledge of Parent, no such investigation is in progress.

SECTION 3.18.            Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Moelis & Co. and Morgan Stanley & Co. LLC (the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.  Parent has furnished to the Company true and complete copies of all agreements between or among Parent and/or Merger Sub and the Parent Financial Advisors relating to the Merger or any of the other transactions contemplated hereby, subject to redactions of the portions of such agreements relating to the calculation of the fee payable to the Parent Financial Advisors.  Parent has separately provided the Company with the result of a calculation of the approximate amount of the fee that will be payable to the Parent Financial Advisors as a result of the Merger.

SECTION 3.19.            Intentionally Omitted.

SECTION 3.20.            Communications Regulatory Matters.

(a)           Parent and each of the Parent Subsidiaries hold all approvals, authorizations, certificates and licenses issued by the FCC or State Regulators and all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Parent or any of the Parent Subsidiaries by a Governmental Entity that are required for Parent and each of the Parent Subsidiaries to conduct its business, as presently conducted (collectively, the “Parent Licenses”).

(b)           Each Parent License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. No Parent License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or (ii) any pending Action by or before the FCC or State Regulators to suspend, revoke or cancel, or any judicial review of a decision by the FCC or State Regulators with respect thereto. To the Knowledge of Parent, there is no (A) event, condition or circumstance attributable specifically to Parent that would preclude any Parent License from being renewed in the ordinary course (to the extent that such Parent License is renewable by its terms), (B) pending or threatened FCC or State Regulator regulatory Actions relating specifically to one or more of the Parent Licenses or (C) event, condition or circumstance attributable specifically to the Company that would materially impair, delay or preclude the ability of Parent or the Parent Subsidiaries to obtain any Consents from any Governmental Entity. No Parent License, order or other agreement, obtained from, issued by or concluded with any State Regulator imposes or would impose restrictions on the ability of any Parent Subsidiary to make payments, dividends or other distributions to Parent or any other Parent Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of Parent on a consolidated basis in a manner disproportionate to restrictions applied by such State Regulators to similarly situated companies.

(c)           Parent, with respect to any Parent License and any activity regulated by the FCC or State Regulators but not requiring a license (“Unlicensed Activity”), and each licensee of each Parent License and each Subsidiary engaged in Unlicensed Activity (“Unlicensed Subsidiary”) is, and since December 31, 2013 has been, in compliance with each Parent License and has fulfilled and performed all of its obligations with respect thereto and with respect to any Unlicensed Activity required by the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations, written policies and orders of the FCC (the “FCC Rules”) or similar rules, regulations, written policies and orders of State Regulators, and the payment of all regulatory fees and contributions, except for exemptions, waivers or similar concessions or allowances. The Parent and each licensee of each Parent License and each of its Unlicensed Subsidiaries is in good standing with the FCC and all other Governmental Entities, and neither Parent nor any such licensee or any of its Unlicensed Subsidiaries is, to the Knowledge of Parent, the respondent with respect to any formal complaint, investigation, audit, inquiry, subpoena, forfeiture, or petition to suspend before the FCC, the Universal Service Administrative Company (the “USAC”) or any other Governmental Entity (each, an “Enforcement Proceeding”). The Parent or a Parent Subsidiary owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Parent Licenses and each of its Unlicensed Subsidiaries.

(d)           Neither Parent nor any of the Parent Subsidiaries is subject to any currently effective cease-and-desist order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or has been ordered since December 31, 2013, to pay any civil money penalty by, the FCC, USAC or any other Governmental Entity (other than a taxing authority, which is covered by Section 3.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Parent Disclosure Letter, a “Parent Regulatory Agreement”), nor has Parent or any of the Parent Subsidiaries been advised in writing since December 31, 2013 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

SECTION 3.21.            Financing.  Parent has provided the Company a true and complete copy, as of the date hereof, of an executed commitment letter (the “Debt Financing Commitment”) from the financial institutions identified therein (the “Commitment Parties”), to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding in part the Cash Consideration and replacing and refinancing any credit facility or other Indebtedness of the Company, Parent or any of their respective Subsidiaries that will not continue after the Effective Time (the “Debt Financing”).  The Debt Financing Commitment is valid, binding and, to the Knowledge of Parent, enforceable by Parent against the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception.  As of the date hereof, the Debt Financing Commitment is in full force and effect and the respective obligations and commitments therein have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.  As of the date hereof, no event has occurred which (with or without notice, lapse of time, or both) would reasonably be expected to constitute a breach in any material respect or default on the part of Parent or, to the Knowledge of Parent, any of the other parties to the Debt Financing Commitment. Subject to the satisfaction of the conditions contained in Section 7.01 and Section 7.03 hereof and the commencement and completion of the Marketing Period, as of the date hereof, Parent has no reason to believe that any of the conditions in the Debt Financing Commitment will not be satisfied, or that the Debt Financing will not be made available on a timely basis in order to consummate the Merger.  As of the date hereof, no Commitment Party has notified Parent of its intention to terminate any of the Debt Financing Commitment or not to provide the Debt Financing. Assuming (i) the satisfaction of the conditions in Sections 7.01 and 7.03 hereof and (ii) that the Debt Financing is funded in accordance with its terms, the net proceeds from the Debt Financing, together with cash on hand, will be sufficient to fund the Cash Consideration, the refinancing of any credit facility or other Indebtedness of the Company, Parent or any of their respective Subsidiaries that will not continue after the Effective Time, the payment of any fees and expenses of or payable by Parent, and any other amounts required to be paid by Parent in connection with the consummation of the Merger.  Parent has paid in full any and all commitment or other fees required by the Debt Financing Commitment that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due.  There are no side letters or other Contracts (except for any customary fee letters and/or engagement letters, true and complete copies of which have been provided to the Company, with customary redactions (none of which redacted terms would reasonably be expected to adversely affect the principal amount or availability of the Debt Financing) relating to the Debt Financing to which Parent or any of its subsidiaries is a party other than as expressly set forth in the Debt Financing Commitment.

SECTION 3.22.            Merger Sub.  Parent is the sole stockholder of Merger Sub.  Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.23.            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated hereby, and that the Company has not relied on any such other representation or warranty.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the heading “Risk Factors” (other than any statement of historical fact) and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).  The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 4.01.            Organization, Standing and Power.  Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent, prior to execution of this Agreement, true and complete copies of the Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the Amended and Restated Bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

SECTION 4.02.            Company Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws.  The Company has provided to Parent a true and complete list of all the Company Subsidiaries as of the date of this Agreement.

(b)           Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 4.03.            Capital Structure.  (a) The authorized capital stock of the Company consists of 245,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).  At the close of business on the Capitalization Date, (i) 11,587,963 shares of Company Common Stock were issued and outstanding and no shares of Company Common Stock were held in the treasury of the Company, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) 468,275 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, of which (A) 188,894 shares were subject to outstanding Company RSUs (other than Company PSUs) and (B) 178,700 shares were subject to outstanding Company PSUs (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals).  Except as set forth in this Section 4.03(a), at the close of business on the Capitalization Date, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.  From the close of business on the Capitalization Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the vesting and settlement of Company RSUs in accordance with their terms in effect on the Capitalization Date.

(b)           All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the vesting and settlement of Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.  Except as set forth in this Section 4.03, as of the close of business on the Capitalization Date, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock or voting securities of, or other equity interests in, any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary.  Except as set forth above in this Section 4.03 or in connection with Company RSUs, as of the close of business on the Capitalization Date, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.  There are no debentures, bonds, notes or other Indebtedness of the Company that have or by their terms may have at any time the right to vote (which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Company Voting Debt”).  Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.  Except for this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

SECTION 4.04.            Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval.  The Company Board, by a vote at a meeting duly called at which a quorum of directors of the Company was present, adopted resolutions (i) approving this Agreement and the Voting Agreement, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement and directing that this Agreement be submitted to the Company’s stockholders at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”), and such resolutions have not been amended or withdrawn as of the date of this Agreement.  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated hereby (except for the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Assuming the accuracy of Parent’s representation in the last sentence of Section 3.04(b), (i) the Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (ii) no other “interested stockholder” “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation, or similar provision or term of the Company Charter or the Company Bylaws, applies with respect to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its controlled Affiliates owns any Parent Common Shares.

(c)                                  Neither the Company nor any Company Subsidiary has in effect a “poison pill”, stockholder rights plan or other similar plan or agreement.

SECTION 4.05.                                   No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or result in any violation of any provision of the Company Charter, the Company Bylaws or the comparable charter, bylaws or other organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities, or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any legally binding Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), conflict with or result in any violation of any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) compliance with and filings under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Parent Common Shares constituting the Share Consideration and the Mixed Share Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the FCC as are required in connection with the transactions contemplated hereby (the “Company FCC Consents” and, together with the Parent FCC Consents, the “FCC Consents”), (vi) such Consents from, or registrations, declarations, notices or filings made to or with, State Regulators as are required in connection with the transactions contemplated hereby (the “Company PSC Consents” and, together with the Parent PSC Consents, the “PSC Consents”), (vii) such Consents from, or registrations, declarations, notices or filings made to or with, governments of Localities in connection with the provision of telecommunication and media services as are required in connection with the transactions contemplated hereby (the “Company Local Consents” and, together with the Parent Local Consents, the “Local Consents”), (viii) such filings with and approvals of the NYSE as are required to permit the listing of the Parent Common Shares constituting the Share Consideration and the Mixed Share Consideration and (ix) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06.                                   SEC Documents; Undisclosed Liabilities.  (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2015 (such documents, together with any documents filed with or furnished to the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement and the Form S-4, being collectively referred to as the “Company SEC Documents”).

(b)                                 Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)                                  Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(e)                                  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f)                                   Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(g)                                  As of the date hereof, since January 1, 2017, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(h)                                 None of the Company Subsidiaries is, or has at any time since January 1, 2017 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07.                                   Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08.                                   Absence of Certain Changes or Events.  From January 1, 2017 to the date of this Agreement, (i) there has not occurred any state of facts, change, effect, condition, development, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) neither the Company nor any of the Company Subsidiaries has taken any action which, if taken after the date of this Agreement and prior to the Closing Date without the prior written consent of Parent, would constitute a breach of Section 5.01(b)(ii), 5.01(b)(iv), 5.01(b)(v), 5.01(b)(vii), 5.01(b)(viii) or 5.01(b)(ix) and (iii) each of Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects.

SECTION 4.09.                                   Taxes.  (a)(i)  Each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of the Company and each Company Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no material deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)                                 No material Tax Return of the Company or any Company Subsidiary is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any Company Subsidiary that remains outstanding.  No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that were not finally resolved in full prior to the date of, with all consequences thereof properly reflected in accordance with GAAP in, the most recent Company SEC Documents, and no requests for waivers of the time to assess any such Taxes are pending.  No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c)                                  Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the collection, payment and withholding and remittances of Taxes.

(d)                                 Neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the

Company and the Company Subsidiaries or customary Tax payment or indemnification provisions in Contracts the primary purpose of which does not relate to Taxes).

(e)                                  Within the past three years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)                                   Neither the Company nor any Company Subsidiary has participated in a “listed transaction” or a “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)                                  Since January 1, 2014, no claim has been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

SECTION 4.10.                                   Benefits Matters; ERISA Compliance.  (a) The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material Company Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material Company Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each Company Benefit Plan (if any).  For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical or other material compensation or benefit plans, arrangements, policies, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Company Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of the Company or any Company Subsidiary (each a “Company Participant”) and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any Company Participant.

(b)                                 All Company Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the IRS to the effect that such Company Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and

501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would reasonably be expected to result in the loss of its qualification.

(c)                                  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”), (i) no Company Pension Plan had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions made available to Parent, (ii) none of the Company Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of such Company Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Company Benefit Plan or trust or any other material liability to the Company or any Company Subsidiary, and (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Company Benefit Plan during the last six years. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any Company Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Company Multiemployer Pension Plan.

(d)                                 With respect to each material Company Benefit Plan that is an employee welfare benefit plan, (i) such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time and (ii) no such Company Benefit Plan is unfunded or self-insured or funded through a “welfare benefit fund” (as defined in Section 419(e) of the Code) or other funding mechanism.

(e)                                  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f)                                   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g)                                  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or any Company Subsidiary with respect to each Company Benefit Plan have been paid or accrued in accordance with the terms of such Company Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws).  Except as fully accrued or reserved against on the Company’s financial statements in accordance with GAAP, there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities, where applicable, with respect to any Company Benefit Plan.

(h)                                 Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims or Actions by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i)                                     None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Company Participant.  No Company Participant is entitled to receive any gross-up or additional payment in respect of any Taxes (including, without limitation, the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

SECTION 4.11.                                   Litigation.  There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, any investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.12.                                   Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws and the Company Permits.  To the Knowledge of the Company, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.  This section does not relate to Tax matters, employee benefits matters, labor matters, environmental matters or Intellectual Property matters.

SECTION 4.13.                                   Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     the Company and the Company Subsidiaries have complied with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law and, except as reflected in the most recent audited financial statements of the Company included in the Company SEC Documents, to the Knowledge of the Company, no known capital or other expenditure is required for the Company or the Company Subsidiaries to achieve or maintain compliance with Environmental Law;

(ii)                                  the Company and the Company Subsidiaries have obtained and complied with all Permits issued pursuant to Environmental Law necessary for their respective operations as currently conducted, all such Permits are valid and in good standing and neither the Company nor any Company Subsidiary has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permits;

(iii)                               there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(iv)                              there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and

(v)                                 neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any Known liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

SECTION 4.14.                                   Contracts.  (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)                                 Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each

Filed Company Contract (including, for purposes of this Section 4.14(b), any Contract entered into after the date of this Agreement that would have been a Filed Company Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) each such Filed Company Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Filed Company Contract and, to the Knowledge of the Company, no other party to any such Filed Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.15.                                   Properties.  (a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the real property owned in fee simple by the Company or the Company Subsidiaries (the “Company Owned Real Property”).  Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, either Company or the Company Subsidiaries: (i) has good and valid fee simple title to all of the Company Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) is in sole and exclusive possession of the Company Owned Real Property and there are no Real Property Leases pursuant to which any third party is granted the right to use any Company Owned Real Property, other than Permitted Liens; (iii) has sufficient right of ingress and egress to the Company Owned Real Property in all material respects and enjoys peaceful and quiet possession thereof; and (iv) there are no outstanding options or rights of first offer or refusal to purchase the Company Owned Real Property.

(b)                                 Section 4.15(b) the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the real property leased by Company or the Company Subsidiaries for which the annual rental value exceeds $100,000 pursuant to a Real Property Lease (the “Company Leased Real Property”).  Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to the Company Leased Real Property and each Real Property Lease:  (i) each Real Property Lease is in full force and effect, and Company or the Company Subsidiaries holds a valid and existing leasehold interest under each Real Property Lease; (ii) the possession and quiet use and enjoyment of the Company Leased Real Property under such Real Property Lease has not been disturbed and there are no disputes with respect to any such Real Property Lease; (iii) Company or the Company Subsidiaries have not given or received any written notice of default pursuant to any such Real Property Lease; (iv) Company or the Company Subsidiaries nor, to the Knowledge of Company or the Company Subsidiaries, any other party to such Real Property Lease, is in breach or violation in any material respect of, or in default under, such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach, violation or default in any material respect, or permit the termination, modification or acceleration of rent under such Real Property Lease on the part of Company or the Company Subsidiary, nor, to the Knowledge of Company or the Company Subsidiaries, on the part of the other party thereto; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full; (vi) neither Company or the Company Subsidiaries owes, or will owe in the future based on arrangements currently in existence, any brokerage commissions or finder’s fees with respect to any Real Property Lease; (vii) Company or the Company Subsidiaries has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, other than Permitted Liens; and (viii) there are no Liens on the estate or interest created by such Real Property Lease, other than Permitted Liens; and (ix) Company nor any Company Subsidiary has subleased, licensed or otherwise granted any person the right to use or occupy any Company Leased Real Property or any portion thereof.

SECTION 4.16.                                   Intellectual Property.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                 Company and the Company Subsidiaries own, free and clear of all Liens, other than Permitted Liens, or are validly licensed or otherwise have the right to use, all Intellectual Property used in the operation of their business as currently conducted;

(b)                                 neither the Company nor any of the Company Subsidiaries has received in the three years prior to the date of this Agreement any written notice from any Person, and there are no pending Actions, or to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, (A) asserting the infringement, misappropriation or violation of any Intellectual Property by the Company or any of the Company Subsidiaries or (B) challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of the Company Subsidiaries with respect to, any Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries;

(c)                                  neither the Company nor any of the Company Subsidiaries has sent any written notice in the year prior to the date of this Agreement to any Person, and there are no pending Actions, by the Company or any of the Company Subsidiaries, (A) asserting the infringement, misappropriation or violation of any Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries or (B) challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any Person with respect to, any Intellectual Property;

(d)                                 to the Knowledge of the Company, (A) no Person is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries and (B) the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property rights of any Person;

(e)                                  the Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality and security of the (A) IT Assets and (B) personal information gathered, used, held for use or accessed by the Company or the Company Subsidiaries in the course of the operations of their respective businesses; and

(f)                                   to the Knowledge of the Company, the IT Assets (A) meet the needs of the Company’s business as currently conducted and (B) have not materially malfunctioned or failed in the two years prior to the date of this Agreement in a manner that has had a material impact on the businesses of the Company and the Company Subsidiaries.  To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets or any personal information gathered, used, held for use or accessed by the Company or any of the Company Subsidiaries.

SECTION 4.17.                                   Labor Matters.  (a) Section 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material Company Collective Bargaining Agreements.  The Company has made available to Parent copies of such Company Collective Bargaining Agreements, including with respect to employees based outside the United States.   Neither the Company nor any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any Company Collective Bargaining Agreement, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary; (ii) to the Knowledge of the Company, no union organizational campaign is in progress with respect to the employees of the Company or any Company Subsidiary and no question concerning representation of such employees exists; (iii) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice; (iv) there are not any unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before the National Labor Relations Board; (v) there are not any pending, or, to the Knowledge of the Company, threatened, union grievances against the Company or any Company Subsidiary that reasonably could be expected to result in an adverse determination; (vi) the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (vii) neither the Company nor any Company Subsidiary has received written communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress.

SECTION 4.18.                                   Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.  The Company has furnished to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor relating to the Merger or any of the other transactions contemplated hereby, subject to redactions of the portions of such agreement relating to the calculation of the fee payable to such Company Financial Advisor.  The Company has separately provided Parent with the result of a calculation of the approximate amount of the fee that will be payable to the Company Financial Advisor as a result of the Merger.

SECTION 4.19.                                   Opinion of Financial Advisor.  The Company has received the opinion of the Company Financial Advisor dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the aggregate amount of the Merger Consideration to be received by the holders of Company Common Stock other than holders of Excluded Shares and shares of Company Common Stock held immediately prior to the Effective Time by (a) the Company as treasury stock, (b) Parent or Merger Sub and (c) any direct or indirect wholly owned subsidiary of the Company or of Parent (other than Merger Sub), is fair, from a financial point of view, to such holders.

SECTION 4.20.                                   Communications Regulatory Matters.

(a)                                 The Company and each of the Company Subsidiaries hold all approvals, authorizations, certificates and licenses issued by the FCC or State Regulators and all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any of the Company Subsidiaries by a Governmental Entity that are required for the Company and each of the Company Subsidiaries to conduct its business, as presently conducted (collectively, the “Company Licenses”).

(b)                                 Each Company License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or (ii) any pending Action by or before the FCC or State Regulators to suspend, revoke or cancel, or any judicial review of a decision by the FCC or State Regulators with respect thereto. To the Knowledge of the Company, there is no (A) event, condition or circumstance attributable specifically to the Company that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), (B) pending or threatened FCC or State Regulator regulatory Actions relating specifically to one or more of the Company Licenses or (C) event, condition or circumstance attributable specifically to the Company that would materially impair, delay or preclude the ability of the Company or the Company Subsidiaries to obtain any Consents from any Governmental Entity. No Company License, order or other agreement, obtained from, issued by or concluded with any State Regulator imposes or would impose restrictions on the ability of any Company Subsidiary to make payments, dividends or other distributions to the Company or any other Company Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such State Regulators to similarly situated companies.

(c)                                  The Company, with respect to any Company License and Unlicensed Activity, and each of its Unlicensed Subsidiaries is, and since December 31, 2013, has been, in compliance with each Company License and has fulfilled and performed all of its obligations with respect thereto and with respect to any Unlicensed Activity required by the

Communications Act , or FCC Rules or similar rules, regulations, written policies and orders of State Regulators, and the payment of all regulatory fees and contributions, except for exemptions, waivers or similar concessions or allowances. The Company and each licensee of each Company License and each of its Unlicensed Subsidiary is in good standing with the FCC and all other Governmental Entities, and neither the Company nor any such licensee or any of its Unlicensed Subsidiaries is, to the Knowledge of the Company, the respondent with respect to any Enforcement Proceeding. The Company or a Company Subsidiary owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Licenses and each of its Unlicensed Subsidiaries.

(d)                                 Neither the Company nor any of the Company Subsidiaries is subject to any currently effective cease-and-desist order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or has been ordered since December 31, 2013, to pay any civil money penalty by, the FCC, USAC or any other Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since December 31, 2013 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

SECTION 4.21.                                   No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Parent and Merger Sub acknowledge that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated hereby, and that neither Parent nor Merger Sub has relied on any such other representation or warranty.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.                                   Conduct of Business.  (a) Conduct of Business by Parent.  Except for matters set forth in the Parent Disclosure Letter, required by applicable Law or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed, it being understood and agreed that the Company shall use commercially reasonable efforts to approve or deny any request by Parent for written consent pursuant to this Section 5.01(a) within five Business Days of such request), from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter, required by applicable Law or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i)                                     amend the Parent Articles or the Parent Regulations, except for such amendments as would not disproportionately adversely affect a holder of Company Common Stock relative to a holder of Parent Common Shares or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated hereby;

(ii)                                  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by Parent to holders of its 6 3/4% Preferred Shares and (2) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its stockholders or other equity holders, (B) other than with respect to a wholly owned Parent Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to (1) the Parent Stock Options, Parent SARs and Parent RSUs, in each case, pursuant to their terms as in effect on the date hereof or thereafter granted as permitted by the provisions of Section 5.01(a)(iii) or (2) any such transaction by Parent or a wholly owned Parent Subsidiary in respect of such capital stock, securities or interests in a wholly owned Parent Subsidiary;

(iii)                               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Shares (1) upon conversion of any 6 3/4% Preferred Shares outstanding at the close of business on the date of this Agreement into Parent Common Shares in accordance with the Parent Articles, (2) upon the exercise of Parent Stock Options and Parent SARs or upon vesting and settlement of Parent RSUs in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(a)(iii) and (3) pursuant to the Parent Deferred Compensation Plan for Outside Directors in accordance with their respective terms, or the issuance of shares of capital stock of a wholly owned Parent Subsidiary to Parent or to another wholly owned Parent Subsidiary), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, other than in the case of a Parent Subsidiary, an issuance, delivery or sale to Parent or any wholly owned Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, other than in the case of a Parent Subsidiary, an issuance, delivery or sale to Parent or any wholly owned Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, other than in the case of a Parent Subsidiary, an issuance, delivery or sale to Parent or any wholly owned Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary, other than in the case of a Parent Subsidiary, an issuance, delivery or sale to Parent or any wholly owned Parent Subsidiary, or (F) any Parent Voting Debt, other than, in the case of each of clauses (A) through (F), for grants of Parent Stock Options, Parent SARs and Parent RSUs under the Parent Benefit Plans in the ordinary course of business consistent with past practice;

(iv)                              make any material changes in financial accounting methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(v)                                 make any acquisition of, or investment in, any properties, assets, securities or business (including by merger, sale of stock, sale of assets or otherwise) which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated hereby;

(vi)                              enter into any Contract or amend any Contract which such Contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated hereby;

(vii)                           authorize, adopt or implement a plan of complete or partial liquidation or dissolution of Parent;

(viii)                        assign, transfer, lease, cancel, fail to renew or fail to extend any material Parent License issued by the FCC or any State Regulator or discontinue any operations that require prior regulatory approval for discontinuance, other than (A) transfers between Parent and the Parent

Subsidiaries or between Parent Subsidiaries and (B) non-renewal or non-extension of Parent Licenses solely related to discontinued businesses of Parent and that do not require regulatory approval for discontinuance; or

(ix)                              authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b)                                 Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter, required by applicable Law or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed, it being understood and agreed that Parent shall use commercially reasonable efforts to approve or deny any request by the Company for written consent pursuant to this Section 5.01(b) within five Business Days of such request), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter, required by applicable Law or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)                                     (A) amend the Company Charter, (B) amend the Company Bylaws or (C) amend the charter or organizational documents of any Company Subsidiary;

(ii)                                  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its stockholders or other equity holders, (B) other than with respect to any wholly owned Company Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to (1) the Company RSUs, in each case, pursuant to their terms in effect on the date hereof or thereafter granted as permitted by the provisions of Section 5.01(b)(iii) or (2) any such transaction by the Company or a wholly owned Company Subsidiary in respect of such capital stock, securities or interests in a wholly owned Company Subsidiary;

(iii)                               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the vesting and settlement of Company RSUs outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(b)(iii) or the issuance of shares of capital stock of a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, or (F) any Company Voting Debt;

(iv)                              except as required to comply with applicable Law or to comply with any Company Benefit Plan as in effect as of the date of this Agreement, (A) establish, adopt, enter into, terminate or materially amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any Company Benefit Plan (or any award thereunder), (B) grant or increase in any manner the salaries, bonuses, or incentive-based compensation or benefits of or pay any bonus to, or grant any loan to any Company Participant other than such grants, increases or payments made in the ordinary course of business consistent with past practice to Company Participants who are not “named executive officers” as defined in Item 402(a)(3) of Regulation S-K promulgated under the Securities Act, (C) grant or pay any change in control, retention, severance, termination or similar compensation or benefits to, or increase in any manner the change in control, retention, severance, termination or similar compensation or benefits of, any Company Participant, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (E) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, except to the extent required by applicable Law or GAAP, or (F) change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(v)                                 make any material changes in financial accounting methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(vi)                              other than in the ordinary course of business, (A) make any Tax election that results in a material amount of Taxes of the Company or any Company Subsidiary, (B) make any changes to any existing Tax election that results in a material amount of Taxes of the Company or any Company Subsidiary, (C) settle or compromise any Tax claim or assessment or surrender any right to claim a Tax refund with respect to a material amount of Taxes, (D) file an amendment to any Tax Return if such amendment results in a material amount of Taxes or (E) fail to pay any material Taxes that are due and payable;

(vii)                           except as permitted under Section 5.01(b)(x), make any acquisition of, or investment in, any properties, assets, securities or business (including by merger, sale of stock, sale of assets or otherwise) if the aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would exceed $5 million, except for the acquisitions of supplies, inventory, merchandise or products in the ordinary course of business; provided, that in no event shall the Company or any of the Company Subsidiaries make any acquisition or investment which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated hereby;

(viii)                        sell or lease to any Person, in a single transaction or series of related transactions, any of its material properties or assets for consideration, except (A) ordinary course dispositions of inventory and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of the Company Subsidiaries or (B) transfers among the Company and its wholly owned Subsidiaries;

(ix)                              (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Company’s revolving credit facility, as existing on the date of this Agreement (including, for the avoidance of doubt, the aggregate amount of commitments in effect on the date of this Agreement) (including in respect of letters of credit), in the ordinary course of business, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) intercompany Indebtedness among the Company and its wholly owned Subsidiaries, (4) guarantees by the Company of Indebtedness of the Company Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.01(b)(ix), and (5) capitalized lease obligations in respect of software and equipment and installment obligations in respect of insurance, in each case incurred in the ordinary course of business, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to, or investments in, any Person other than (x) to the Company or any wholly owned Subsidiary of the Company or (y) as permitted pursuant to Section 5.01(b)(vii);

(x)                                 make any capital expenditures in excess of $105,000,000 annually;

(xi)                              except in the ordinary course of business, enter into any Contract or amend any Contract if the consummation of the Merger and the other transactions contemplated hereby would conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to an obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of properties or assets of the Company or any Company Subsidiary under such new Contract or as a result of such amendment to such existing Contract, as applicable;

(xii)                           grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement (and required to be so secured by their terms) or permitted under Section 5.01(b)(ix) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(xiii)                        sell, transfer, license, abandon, permit to lapse or otherwise dispose of any material Intellectual Property owned by the Company or any of the Company Subsidiaries, except grants of non-exclusive licenses (without any right to sublicense) of such material Intellectual Property in the ordinary course of business;

(xiv)                       settle any pending or threatened Action against the Company or any of the Company Subsidiaries, other than settlements of any pending or threatened Action (A) in which the Company or any of the Company Subsidiaries is named as a nominal defendant, (B) with respect to which there is a specific reserve in the balance sheet (or the notes thereto) of the Company as of March 31, 2017 included in the Filed Company SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that would be expected to be paid or reimbursed under insurance policies or for which the Company or any of the Company Subsidiaries is entitled to indemnification or contribution) or (C) that do not involve payment by the Company or the Company Subsidiaries of more than $2,000,000 individually (excluding any amount that would be expected to be paid or reimbursed under insurance policies or for which the Company or any of the Company Subsidiaries is entitled to indemnification or contribution); provided that no settlement of any pending or threatened Action may: (1) involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company or the Company Subsidiaries, (2) involve any admission of wrongdoing by the Company or the Company Subsidiaries, (3) involve the grant of any license, cross-license or similar arrangement by the Company or any of the Company Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries or (4) impose any restrictions on the use by the Company or any of the Company Subsidiaries of any material Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries;

(xv)                          cancel any material Indebtedness owed to the Company or a Company Subsidiary or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xvi)                       enter into, modify, amend or terminate any Company Collective Bargaining Agreement, other than (A) the entry into new collective bargaining or other labor union Contracts in the ordinary course of business required to be entered into by any non-US Law, (B) modifications, amendments, renewals or terminations of such Contracts in the ordinary course of business consistent with past practice or (C) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable Law;

(xvii)                    assign, transfer, lease, cancel, fail to renew or fail to extend any material Company License issued by the FCC or any State Regulator or discontinue any operations that require prior regulatory approval for discontinuance, other than (A) transfers between the Company and the Company Subsidiaries or between Company Subsidiaries and (B) non-renewal or non-extension of Company Licenses solely related to discontinued businesses of the Company and that do not require regulatory approval for discontinuance;

(xviii)                 authorize, adopt or implement a plan of complete or partial liquidation or dissolution of the Company; or

(xix)                       authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c)                                  No Control of Parent’s Business.  The Company acknowledges and agrees that (i) nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any Parent Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Parent Subsidiaries’ respective operations.

(d)                                 No Control of the Company’s Business.  Parent acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(e)                                  Advice of Changes.  Parent and the Company shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events which have occurred since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person.

SECTION 5.02.                                   Intentionally Omitted.

SECTION 5.03.                                   No Solicitation by the Company; Company Board Recommendation.  (a) The Company shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal.  The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an oral or written Company Takeover Proposal, which Company Takeover Proposal did not result from any breach of this Section 5.03, (i) the Company and its Representatives may contact such Person making the Company Takeover Proposal or its Representatives to request that any Company Takeover Proposal made orally be made in writing and (ii) in response to a written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Company Proposal, the Company may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.03(c), (A) furnish information (including non-public information and data) with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Company Takeover Proposal (and such Person’s Representatives).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 5.03(a) by the Company.

(b)                                 Except as set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof with respect to this Agreement or the Merger or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar agreement or arrangement (an “Acquisition Agreement”) constituting or related to any Company Takeover Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change if the Company receives a Superior Company Proposal or the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change until after the third Business Day following Parent’s receipt of written notice (a “Company Notice of Recommendation Change”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Company Proposal the terms and conditions of such Superior Company Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to any material term of such Superior Company Proposal shall require a new Company Notice of Recommendation Change and a new notice period (which shall be two Business Days instead of three Business Days)).  In determining whether to make a Company Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice of Recommendation Change.

(c)                                  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.03, the Company shall promptly (and in any event within 48 hours of knowledge of receipt thereof by an officer or director of the Company) advise Parent orally and in writing of any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry or proposal.  The Company shall (i) keep Parent informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any Company Takeover Proposal, and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written and electronic material exchanged between the Company or any of the Company Subsidiaries and any Person that describes any of the material terms or conditions of any Company Takeover Proposal.

(d)                                 Nothing contained in this Section 5.03 shall prohibit the Company from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a Company Takeover Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel) failure to so disclose would reasonably be expected to be inconsistent with its duties under applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e)                                  For purposes of this Agreement:

“Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the total outstanding voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Company Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Company Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share-exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company Common Stock or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is on terms more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed or for which financing (if required) is fully committed or, in the good faith determination of the Company Board, is reasonably likely to be obtained.

ARTICLE VI

Additional Agreements

SECTION 6.01.                                   Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4 registering a number of Parent Common Shares equal to the number of Parent Common Shares to be issued as Share Consideration and Mixed Share Consideration in the Merger, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing.  Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement, and the Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other with copies of all related correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent, as applicable, (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.  Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares constituting the Share Consideration or Mixed Share Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Parent Common Shares constituting the Share Consideration and the Mixed Share Consideration.

(b)                                 If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Form S-4, which Parent in good faith believes is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement the Company’s stockholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c)                                  If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4, which the Company in good faith believes is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)                                 The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval.  The Company shall use its commercially reasonable efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) solicit the Company Stockholder Approval.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.03(b).  Except as expressly contemplated by the foregoing sentence, the Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or by the making of any Company Adverse Recommendation Change by the Company Board; provided, however, that the Company shall be permitted to postpone convening or to adjourn the Company Stockholders Meeting (but not beyond the End Date) if (x) such postponement or adjournment is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure in accordance with Section 6.01(c) and to permit such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (y) such postponement or adjournment is in order to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval or (z) as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

SECTION 6.02.                                   Access to Information; Confidentiality.  Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, upon reasonable notice, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, afford to each other and to their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of Parent, the Company or their respective Subsidiaries, as applicable (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.03 to any Company Takeover Proposal) and Parent or the Company, as applicable, shall, and shall cause its Subsidiaries to, furnish promptly to the other party and such other party’s Representatives such information concerning its business, personnel, assets, liabilities and properties as such other party may reasonably request; provided that such requesting party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the providing party; provided further, however, that neither Parent, the Company nor any of their respective Subsidiaries shall be obligated to provide such access or information if such party determines, in its reasonable judgment, that doing so is reasonably likely to (i) violate applicable Law or an applicable Judgment or (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege.  In any such event, Parent or the Company, as applicable, shall, and shall cause its Subsidiaries to, use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate applicable Law, Judgment or obligation or risk waiver of such privilege or protection or risk such liability, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 6.02 shall be directed to the executive officer or other Person designated by the other party.  Until the Effective Time, all information provided will be subject to the terms of the letter agreement dated as of March 27, 2017, by and among the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.03.                                   Required Actions.  (a) Subject to the terms hereof, including Section 6.03(c), Parent and the Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any Consents required to be obtained or made by Parent or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) defend any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable Federal or state securities Laws, and (B) any other applicable Law and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith all reasonable additions, deletions or changes suggested in connection therewith.  Parent and the Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby.

(b)                                 In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c)                                  Upon the terms and subject to the terms and conditions of this Agreement, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and use their respective reasonable best efforts to (i) obtain any FCC Consents, PSC Consents, and Local Consents, and to make any registrations, declarations, notices or filings, if any, necessary for the consummation of the transactions contemplated hereby, (ii) in consultation and cooperation with the other, as promptly as practicable file all applications required to be filed with the FCC (the “FCC Applications”), any State Regulators (the “PSC Applications”) and any Localities to obtain the FCC Consents, PSC Consents and Local Consents, respectively, (iii) respond as promptly as practicable to any requests of the FCC, any State Regulator, or any Locality for information relating to any FCC Application or PSC Application, as applicable; provided, that each of Parent and the Company shall consult with the other before communicating with any Governmental Entity relating to these matters, and to the extent permitted by applicable Law and reasonably practicable shall enable the other party to participate in each such communication, and (iv) cure, not later than the Effective Time, any material violations or defaults under any FCC Rules or rules of any State Regulator or Locality.

(d)                                 Upon the terms and subject to the terms and conditions of this Agreement, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Consents of any Governmental Entity, and to make any registrations, declarations, notices or filings, if any, necessary for Closing under the HSR Act, and any other Federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or regulation of foreign investment (collectively, “Antitrust Laws”), to respond to any requests of any Governmental Entity for information under any Antitrust Law, to secure the expiration or termination of any applicable waiting period, to resolve any objections asserted with respect to the transactions contemplated hereby raised by any Governmental Entity and to contest and resist any action, including any legislative, administrative or judicial action, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated hereby under any Antitrust Law.

(e)                                  Subject to applicable Law and the instructions of any Governmental Entity, Parent and the Company shall in good faith cooperate, consult and consider the other’s views in order to jointly develop (but subject to Parent’s final approval (not to be unreasonably withheld, conditioned or delayed)), (x) the strategy for obtaining any Consents from any Governmental Entity (including the FCC Consents, PSC Consents and Local Consents) in connection with the Merger and the other transactions contemplated hereby and (y) the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Entity in connection with the Merger and the other transactions contemplated hereby and in connection with any investigation or other inquiry or Action by or before, or any negotiations with, a Governmental Entity relating to the Merger and the other transactions contemplated hereby and of all other regulatory matters incidental thereto.

(f)                                   For the purposes of this Section 6.03, “reasonable best efforts” shall include taking any and all actions necessary to obtain the Consents of any Governmental Entity (including the FCC Consents, PSC Consents and Local Consents) required to consummate the Merger and the other transactions contemplated hereby prior to the End Date; provided that nothing in this Agreement shall permit the Company or the Company Subsidiaries (without the prior written consent of Parent) or require Parent or the Parent Subsidiaries to take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would be reasonably likely to have a either a Parent Material Adverse Effect or Company Material Adverse Effect (each a “Burdensome Condition”).  For the avoidance of doubt, notwithstanding any request or consent of Parent to do so, in no event shall the Company or the Company Subsidiaries be required to submit to a Burdensome Condition unless such Burdensome Condition is conditioned in all respects upon the consummation of the Merger and will not be effective for any purpose until after the Effective Time, and any such Burdensome Condition imposed on the Company or the Company Subsidiaries at the request of or with the consent of Parent shall not affect any representation or warranty of the Company under this Agreement or any condition under Section 7.01 or Section 7.03 to the obligation of Parent and Merger Sub to effect the Merger.

SECTION 6.04.                                   Stock Awards.  (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)                                     adjust the terms of each Cash-Out RSU that is outstanding immediately prior to the Effective Time to provide that, as of the Effective Time, each such Cash-Out RSU shall be canceled and the holder thereof shall, automatically and without any required action on the part of the holder thereof, become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, (A) the Merger Consideration (which shall be (1) the Share Consideration in respect of each Share Election RSU Share, (2) the Mixed Consideration in respect of each Mixed Election RSU Share and Non-Election RSU Share and (3) the Cash Consideration in respect of each Cash Election RSU Share, based on such holder’s election or Non-Election in accordance with Section 2.04) for each share of Company Common Stock subject to such Cash-Out RSU immediately prior to the Effective Time and (B) a cash payment equal to any accrued dividend equivalents in respect of each such Cash-Out RSU, provided that, (x) with respect to any Cash-Out RSU that is a Company PSU, the number of shares of Company Common Stock deemed subject to such Cash-Out RSU immediately prior to the Effective Time shall be based upon actual performance during the two years following the date of grant of the applicable Cash-Out RSU (if such two-year period has concluded prior to the Effective Time) or during the period beginning on the date of grant of the applicable Cash-Out RSU and ending as of the Effective Time (if such two-year period has not concluded prior to the Effective Time) as reasonably determined by the Company Board in good faith (or, if appropriate, any committee thereof) in consultation with Parent immediately prior to the Effective Time and (y) each such holder shall be entitled to receive, in lieu of any fractional Parent Common Shares that would result from the calculation in this Section 6.04(a)(i), a cash payment calculated in the manner set forth in Section 2.02(f);

(ii)                                  adjust the terms of each Rollover RSU that is outstanding immediately prior to the Effective Time to provide that, as of the Effective Time, each such Rollover RSU shall, automatically and without any required action on the part of the holder thereof, be converted into a time-based restricted stock unit of Parent, with respect to a number of Parent Common Shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Rollover RSU by the RSU Exchange Ratio (each, an “Adjusted RSU”), subject to substantially the same terms and conditions as were applicable to such Rollover RSU immediately prior to the Effective Time (except that any performance-based vesting conditions or requirements shall no longer apply) provided that, with respect to any Rollover RSU that is a Company PSU, the number of shares of Company Common Stock deemed subject to such Rollover RSU immediately prior to the Effective Time shall be based upon the target level of performance;

(b)                                 The holder of any Cash-Out RSU shall be entitled to make a Share Election, Mixed Election or Cash Election with respect to each share of Company Common Stock subject to such Cash-Out RSU in accordance with Section 2.04 (and subject to Section 2.05).  Any such holder who makes a Non-Election shall receive the Mixed Consideration pursuant to this Section 6.04 in respect of each Non-Election RSU Share.  Parent shall pay any cash amounts payable pursuant to this Section 6.04 as soon as reasonably practicable (but in any event no later than 20 Business Days) after the Effective Time.  All amounts (whether in the form of cash or equity) payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(c)                                  At the Effective Time, Parent shall assume all of the obligations of the Company under the Company Stock Plans, each Adjusted RSU and the agreements evidencing the grants thereof.  As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted RSUs  appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans, and the agreements evidencing the grants of such Adjusted RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(d)                                 Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery with respect to the Adjusted RSUs.  Prior to the Effective Time, Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of Parent Common Shares equal to the number of Parent Common Shares subject to the Adjusted RSUs pursuant to Section 6.04(a).  Parent shall use reasonable efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Adjusted RSUs remain outstanding.  The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.

SECTION 6.05.                                   Indemnification, Exculpation and Insurance.  (a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (each, an “Indemnified Person”) as provided in their respective charters or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall be assumed by Parent in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Effective Time.

(b)                                 In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.05 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c)           At or prior to the Effective Time, the Company shall purchase a fully prepaid, non-cancellable, non-amendable and non-refundable “tail” directors’ and officers’ liability insurance policy for the Company and the Company Subsidiaries and their current and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company or the Company Subsidiaries in a form reasonably acceptable to the Company that shall provide such directors, officers and employees with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company or the Company Subsidiaries, except that in no event shall the Company pay with respect to such “tail” policy more than 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2016 (the “Maximum Amount”), and if the Company is unable to obtain the insurance required by this Section 6.05(c) for an amount that is equal to or less than the Maximum Amount, it shall obtain as much comparable “tail” insurance as possible for the years within such six-year period for an amount equal to the Maximum Amount.  The “tail” policy obtained pursuant to this Section 6.05(c) shall not be amended, modified, cancelled or revoked by the Company, Parent or the Surviving Corporation.

(d)           The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Person), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, including under the terms of the respective charters or bylaws or comparable organizational documents of the Company and the Company Subsidiaries.

SECTION 6.06.            Fees and Expenses.

(a)           Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)           the Company shall pay to Parent a fee of $11,940,000 (the “Company Termination Fee”) if:

(i)            Parent terminates this Agreement pursuant to Section 8.01(e); or

(ii)           this Agreement is terminated by  the Company or Parent pursuant to Section 8.01(b)(i) (but only if the Company Stockholders Meeting has not been held by the End Date) or Section 8.01(b)(iii) and, in either case, (A) a Company Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and (x) before the time this Agreement is terminated in the case of a termination under Section 8.01(b)(i) or (y) before the completion of the Company Stockholders Meeting (including any adjournment or postponement thereof) in the case of a termination under Section 8.01(b)(iii) and (B) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to a Company Takeover Proposal or a Company Takeover Proposal is consummated (in each case, whether or not such Company Takeover Proposal was the same Company Takeover Proposal referred to in clause (A)); provided that, for purposes of clauses (B) of this Section 6.06(b)(ii), the references to “15% or more” in the definition of Company Takeover Proposal shall be deemed to be references to “more than 50%”.

Any Company Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, no later than the second Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, no later than the second Business Day immediately following the date of the first to occur of the events referred to in clause (ii)(B) above; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

(c)           The Company acknowledges and agrees that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 6.06(b) and, in order to obtain such payment, Parent commences an Action that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made.

(d)           In the event that this Agreement is terminated and the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 6.06(b), payment of the Company Termination Fee shall be the sole and exclusive monetary damages remedy of Parent, Merger Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates against the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise (so long as, in the event that this Agreement was terminated by the Company, such termination was in accordance with the applicable provisions of this Agreement), and, subject as aforesaid, upon payment of such amount none of the Company Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 6.07.            Income Tax Treatment.  Without the advance written consent of the Company prior to the Effective Time (which consent may be given or withheld in the sole and absolute discretion of the Company), Parent shall not cause or permit the Company to be combined with another entity following the Effective Time in a manner that (alone or together with other transactions) would result in the Merger being treated other than as a taxable sale of the Company Common Stock by the Company’s stockholders for U.S. federal income tax purposes.

SECTION 6.08.            Transaction Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  Parent shall give the Company the opportunity to participate in the defense or settlement of any shareholder litigation against Parent or its directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.09.            Section 16 Matters.  Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be reasonably required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated hereby, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the Merger and the other transactions contemplated hereby, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10.            Governance Matters.  The Company and Parent shall cause the matters set forth on Exhibit A to occur.

SECTION 6.11.            Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.03.  The parties hereto agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated hereby following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”).  Notwithstanding the forgoing, this Section 6.11 shall not apply to any press release or other public statement made by the Company or Parent which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company, Parent, the Merger or the transactions contemplated hereby that has not been previously announced or made public in accordance with the terms of this Agreement.

SECTION 6.12.            Stock Exchange Listing.  Parent shall use its commercially reasonable efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.13.            Employee Matters.  (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and the Company Subsidiaries who remain in the employment of Parent and the Parent Subsidiaries (including the Company and any Company Subsidiary) after the Effective Time (the “Continuing Employees”) shall receive (x) base salary or wages (as applicable), target annual incentive opportunities and, solely with respect to the value thereof, long-term incentive opportunities that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time and (y) other employee benefits that are substantially comparable in the aggregate to the  benefits provided to such Continuing Employees immediately prior to the Effective Time (excluding, for purposes of determining such comparability, any retention bonus, defined benefit pension or retiree or post-employment welfare benefits, except to the extent required by applicable Law).

(b)           Parent shall use commercially reasonable efforts to cause each employee benefit plan or program of Parent or its Affiliates in which Continuing Employees and their eligible dependents are eligible to participate after the Effective Time to take into account for purposes of vesting and eligibility (and for purposes of benefit accrual under each vacation and other paid time off plan or program) the service of such Continuing Employees prior to the Effective Time with the Company or any Company Subsidiary (including any predecessors thereto) as if such service were with Parent or its Affiliates, in each case to the same extent that such service was recognized by the Company or any Company Subsidiary immediately prior to the Effective Time under the comparable Company Benefit Plan; provided that no such crediting of service shall be required to the extent it would result in any duplication of benefits.

(c)           Parent shall use commercially reasonable efforts to cause each employee benefit plan or program that is a group health plan of Parent and its Affiliates (including the Company or any Company Subsidiary) in which Continuing Employees are eligible to participate after the Effective Time (each such employee benefit plan or program, a “New Plan”) to (i) waive, or cause the waiver of, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements, other than limitations or waiting periods that are already in effect prior to the Effective Time with respect to such Continuing Employee under the comparable Company Benefit Plan and that have not been satisfied as of the Effective Time and (ii) provide such Continuing Employee and his or her covered dependents with credit for any co-payments and deductibles paid during the plan year of and prior to any change in coverage from a Company Benefit Plan to such New Plan in satisfying any applicable deductible or out-of-pocket requirements under such New Plan.

(d)           Notwithstanding anything herein to the contrary and without limiting the generality of Section 9.07, the parties hereby acknowledge and agree that all provisions contained in this Section 6.13 are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, Company Collective Bargaining Agreement, New Plan or other employee benefit plan, program, policy, arrangement or agreement (or an undertaking to amend any such plan or arrangement), (ii) shall limit the right of Parent, the Company or their respective Affiliates to terminate, amend or otherwise modify any Company Benefit Plan, Company Collective Bargaining Agreement, New Plan or other employee benefit plan, program, policy, arrangement or agreement following the Effective Time or (iii) shall create any third-party beneficiary or other right (A) in any other Person, including any Company Participant or any participant in any Company Benefit Plan, Company Collective Bargaining Agreement, New Plan or other employee benefit plan, program, policy, arrangement or agreement (or any dependent or beneficiary thereof) or (B) to continued employment with Parent or the Company or any of their respective Affiliates.

SECTION 6.14.            Parent Vote.  Parent shall vote, or cause to be voted, any Company Common Stock beneficially owned by it or any of the Parent Subsidiaries or with respect to which it or any of the Parent Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at the Company Stockholders Meeting or any other meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.

SECTION 6.15.            Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

SECTION 6.16.            Financing.

(a)           Subject to the terms and conditions of this Agreement, Parent shall use its commercially reasonable efforts to obtain the Debt Financing on the terms and conditions (including “market flex” provisions) described in the Debt Financing Commitment, including using its commercially reasonable efforts to (i) comply with its obligations under the Debt Financing Commitment and any definitive agreements related thereto (the “Debt Financing Documents”), (ii) maintain in effect the Debt Financing Commitment, (iii) negotiate and enter into Debt Financing Documents on a timely basis on terms and conditions (including the “market flex” provisions) contained in the Debt Financing Commitment or otherwise not materially less favorable with respect to conditionality to Parent in the aggregate than those contained in the Debt Financing Commitment, (iv) satisfy on a timely basis all conditions contained in the Debt Financing Commitment that are applicable to Parent and within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing and (v) if all conditions to the Debt Financing Commitment have been satisfied, cause the Commitment Parties to consummate the Debt Financing at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement for Parent to obtain the Debt Financing).  Parent shall give the Company prompt notice upon having knowledge of any breach by any Commitment Party under the Debt Financing Documents or any termination of any of the Debt Financing Documents.  Other than as set forth in this Section 6.16, Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Financing Documents or any other provision of, or remedies under, the Debt Financing Documents (other than in accordance with the “market flex” provisions), in each case to the extent such amendment, modification, supplement or waiver (i) would reasonably be expected to have the effect of (A) adversely affecting the ability of Parent to timely consummate the Merger and other transactions contemplated by this Agreement or (B) delaying the Closing or (ii) contains conditions and other terms that would reasonably be expected to affect the availability of the Debt Financing that are more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitment as of the date hereof; provided that notwithstanding any other provision of this Agreement, Parent shall be entitled from time to time to (x) amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitment or substitute other financing for all or any portion of the Debt Financing from the same or alternative financing sources, and (y) amend, restate, replace, supplement or otherwise modify the Debt Financing Commitment for the purpose of adding agents, co-agents, lenders, arrangers, bookrunners or other persons that have not executed the Debt Financing Commitment as of the date hereof, in each case, subject to subclauses (i) and (ii) above. Upon any such amendment, supplement or modification, in accordance with the terms of this Section 6.16(a), the term “Debt Financing Commitment” shall mean for all purposes of this Agreement the Debt Financing Commitment as so amended, supplemented or modified. Parent shall promptly deliver to the Company true and complete copies of any such amendment, supplement or modification (subject, in the case of any fee letter or engagement letter, to customary redactions (none of which redacted terms would reasonably be expected to adversely affect the principal amount or availability of the Debt Financing)).

(b)           In the event that all or any portion of the Debt Financing becomes unavailable, Parent shall use its reasonable best efforts to (i) promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources in an amount sufficient, when added to any portion of the Debt Financing that is available and cash on hand and other readily available liquidity, to pay in cash all amounts required to be paid by Parent in cash in connection with the Merger and the other transactions contemplated hereby (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing (A) on terms not materially less favorable, in the aggregate, to Parent (taking into account the “market flex” provisions of the existing Debt Financing Commitment), (B) containing conditions and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitment as of the date hereof and (2) would not reasonably be expected to delay the Closing and (C) in an amount that is sufficient, when added to any portion of the Debt Financing that is available and cash on hand and other readily available liquidity, to pay in cash all amounts required to be paid by Parent in cash in connection with the Merger and the other transactions contemplated hereby.  In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, and the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.  For the avoidance of doubt, the parties hereto agree that the Company shall cooperate with Parent to obtain any Alternative Debt Financing in the manner set forth in Section 6.16(c).

(c)           Prior to the Effective Time, the Company shall use commercially reasonable efforts, and shall cause the Company’s wholly owned Subsidiaries to use commercially reasonable efforts to, provide, and shall use its commercially reasonable efforts to cause any Representative retained by the Company to provide, all cooperation reasonably requested by Parent in connection with any debt financing by Parent, including the Debt

Financing, including: (i) participating in meetings (including with prospective Financing Sources), drafting sessions, road shows, due diligence sessions and rating agency presentations; (ii) furnishing Parent and Financing Sources with the financial information required by the Debt Financing Commitment, from the Commitment Parties, audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year) (which shall have been reviewed by the Company’s independent accountants as provided in SAS 100) and information (financial or otherwise) regarding the Company and the Company Subsidiaries that is reasonably necessary for Parent to prepare pro forma financial statements under and in accordance with Article 11 of Regulation S-X and the relevant SEC rules and regulations applicable thereto for registration statements on Form S-1, as well as business and other financial information of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (such information, the “Required Financial Information”); provided, however, that the Required Financial Information shall be deemed to have been furnished to Parent and to the Financing Sources to the extent included in the Company’s periodic reports under the Exchange Act as and when filed with the SEC; (iii) assisting Parent and the Financing Sources in the preparation of (A) a customary bank information memorandum (as well as a public-side version thereof) for the Debt Financing and any other debt financing by Parent, (B) materials for rating agency presentations and (C) prospectuses, offering memoranda and private placement memoranda (including any pro forma financial statements included therein); (iv) using its commercially reasonable efforts to cause it current or former independent accountants to provide assistance and cooperation in the Debt Financing (including any offering of debt securities in lieu of the Debt Financing Commitment) or any other debt financing by Parent, including (A) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (B) providing any necessary written consents to use their audit reports relating to the Company and the Company Subsidiaries and to be named as an “Expert” in any document related to any Debt Financing (including any offering of debt securities in lieu of the Debt Financing Commitment) or any other debt financing by Parent and (C) providing any customary “comfort” letters (including customary “negative assurance” comfort); (v) assisting Parent with the preparation of any definitive agreements related to the Debt Financing Commitment by providing any information related to the Company that is required to be delivered thereunder (including any schedules thereto and, to the extent required by the Debt Financing Documents, any financial projections required to be delivered thereunder); (vi) executing and delivering (or using commercially reasonable efforts to obtain) customary certificates, accountants’ comfort letters (which shall provide “negative assurance” comfort), consents, legal opinions and negative assurance letters in connection with the Debt Financing or any other debt financing by Parent; (vii) using commercially reasonable efforts to pledge collateral and grant guaranties in connection with the Debt Financing or any other debt financing by Parent, including delivery of certificates representing equity interests constituting collateral, intellectual property filings with respect to intellectual property constituting collateral and mortgages with respect to owned real property constituting collateral; (viii) facilitating the receipt of documentation that will evidence the repayment of existing Indebtedness of the Company and the Company Subsidiaries and releases of any Liens securing existing Indebtedness of the Company and the Company Subsidiaries, in

each case upon the repayment of such Indebtedness substantially concurrently with the initial funding of the Debt Financing (including providing executed and customary payoff letters in respect of existing Indebtedness for borrowed money, which provide for the termination of all commitments of the lenders thereof, the payment and satisfaction of all obligations of the Company and the Company Subsidiaries in connection therewith (other than customary indemnity and other obligations that survive the repayment of Indebtedness) and the release of all Liens on the Company’s and the Company Subsidiaries’ properties and assets securing the Company’s and the Company Subsidiaries’ obligations in connection therewith); (ix)  providing the Financing Sources and any other financing sources in connection with a debt financing by Parent with all customary documentation and other information required by regulatory authorities and as reasonably requested by Parent with respect to the Company and the Company Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), provided that such documentation and/or information requests are provided to the Company at least five Business Days prior to any deadline prescribed by the Financing Sources; and (x) consenting to the reasonable use of the Company’s and the Company Subsidiaries’ trademarks, service marks or logos in connection with the Debt Financing or any other debt financing by Parent prior to the Closing Date; provided that the Company and the Company Subsidiaries shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing or any other debt financing by Parent; provided further, that (A) nothing herein shall require any cooperation to the extent it would interfere unreasonably with the business or operations of the Company and the Company Subsidiaries, (B) neither the Company nor any Company Subsidiary shall be required to take any corporate action with respect to any Debt Financing (including with respect to any board approvals) or other debt financing by Parent, and (C) the effectiveness of any documentation executed by the Company or the Company Subsidiaries with respect thereto (solely in the case of the Company and the Company Subsidiaries) shall be subject to the consummation of the Closing (and the Company and the Company Subsidiaries shall not be required to execute any solvency, 10b-5 or other certificates prior to the Closing).  Parent acknowledges and agrees that none of the Company or any of the Company Subsidiaries or any of their respective managers, directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall incur any liability to any person under or in connection with the Debt Financing or any other debt financing by Parent prior to the Closing.  Except in the case of losses arising or resulting from fraud, intentional or willful misrepresentation, gross negligence, willful misconduct or willful concealment, in each case as determined by a final, non-appealable judgment by a court of competent jurisdiction, Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective managers, directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all liabilities, costs and expenses suffered or incurred by them in connection with the arrangement of the Debt Financing, any alternative Debt Financing or any other debt financing by Parent for which cooperation is requested under this Section 6.16 and any information utilized in connection therewith (other than information provided by or on behalf of the Company expressly for use in connection therewith).  Parent shall, upon the request of the Company, promptly reimburse the Company for all documented out-of-pocket costs or expenses reasonably incurred by the Company in connection with cooperation provided for in this Section 6.16.  For the avoidance of doubt, Parent and Merger Sub expressly acknowledge and agree that their respective obligations to consummate the transactions contemplated by this Agreement are not subject to any condition or contingency with respect to receipt of the Debt Financing or any financing or funding by any third party.

SECTION 6.17.            Voting Agreement.  The Company shall instruct its transfer agent not to register the transfer of any Subject Shares (as defined in the Voting Agreement) made or attempted to be made in violation of the Voting Agreement.

ARTICLE VII

Conditions Precedent

SECTION 7.01.            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)           Listing.  The Parent Common Shares issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)           Antitrust.  Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d)           FCC, State and Local Approvals. The FCC Consents, the PSC Consents and the Local Consents set forth on Section 7.01(d) of the Company Disclosure Letter shall have been obtained, shall not be subject to agency reconsideration or judicial review, and the time for any person to petition for agency reconsideration or judicial review shall have expired.

(e)           No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger or imposes any Burdensome Condition on the consummation of the Merger and no Action by a Governmental Entity shall be pending that seeks to prevent, restrain, enjoin, make illegal or otherwise prohibit the consummation of the Merger or to impose any Burdensome Condition on the consummation of the Merger.

(f)            Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Actions for that purpose shall have been initiated or threatened by the SEC.

SECTION 7.02.            Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is further subject to the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and the representations and warranties of Parent and Merger Sub contained in Section 3.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(c)           Absence of Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 7.03.            Conditions to Obligation of Parent.  The obligation of Parent and Merger Sub to consummate the Merger is further subject to the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and the representations and warranties of the Company contained in Section 4.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.            Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent:

(i)            if the Merger is not consummated on or before the End Date.  The “End Date” shall mean the date that is fifteen (15) months after the date hereof; provided, however, that if on the date that is fifteen (15) months after the date hereof the conditions to Closing set forth in any or all of Section 7.01(a), 7.01(c), 7.01(d) or 7.01(e) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End Date shall be automatically extended to the date that is eighteen (18) months after the date hereof; and provided further that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party (including, in the case of Parent, Merger Sub) or the failure of any representation or warranty of such party (including, in the case of Parent, Merger Sub) contained in this Agreement to be true and correct;

(ii)           if the condition set forth in Section 7.01(e) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations to use its reasonable best efforts pursuant to Section 6.03;

(iii)          if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c)           by the Company, if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) is incapable of being cured or, if capable of being cured by the End Date, Parent and Merger Sub (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(c) and the basis for such termination or (y) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d)           by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) is incapable of being cured or, if capable of being cured by the End Date, the Company (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(d) and the basis for such termination or (y) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)           by Parent, in the event that a Company Adverse Recommendation Change shall have occurred; provided that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company Stockholder Approval is obtained at the Company Stockholders Meeting.

SECTION 8.02.            Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become null and void (other than Section 3.18, Section 4.18, Section 6.06, this Section 8.02, Article IX and the Confidentiality Agreement, all of which shall survive termination of this Agreement) and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except  no such termination shall (i) subject to Section 6.06(e), relieve any party from liability for damages to another party resulting from fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement or (ii) release the Commitment Parties from any liability to Parent under the Debt Financing Commitment.

SECTION 8.03.            Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Parent or the stockholders of the Company; provided, further, that Sections 8.02, 8.03, 9.08(a), 9.08(c), 9.11 and 9.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such sections) may not be amended, modified, superseded, canceled or waived in a manner that is adverse to the Commitment Parties or the Financing Sources without the prior written consent of the Commitment Parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04.            Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by Parent shall require the approval of the shareholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05.            Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors, or the duly authorized designee of its Board of Directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent or the stockholders of the Company.

ARTICLE IX

General Provisions

SECTION 9.01.            Nonsurvival of Representations and Warranties.  None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 9.02.            Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by Federal Express, UPS, DHL or similar courier service (providing proof of delivery) to the parties at the following addresses:

if to the Company, to:

Hawaiian Telcom Holdco, Inc.
1177 Bishop Street
Honolulu, Hawaii 96813
Facsimile:  (808) 546-8992
Email:  john.komeiji@hawaiiantel.com
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn  & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
Facsimile:  (310) 552-7053
Email:  jlayne@gibsondunn.com
Attention:  Jonathan K. Layne

if to Parent or Merger Sub, to:

Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, OH 45202
Facsimile:  (513) 721-7358
Email:  christopher.wilson@cinbell.com
Attention:  Christopher J. Wilson, Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile:  (212) 474-3700
Email:  RTownsend@cravath.com
             KHallam@cravath.com
Attention:  Robert I. Townsend, III, Esq.
                   O. Keith Hallam, III, Esq.

SECTION 9.03.            Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Available Cash Election Amount” means the remainder of (i) the product of (A) the Mixed Cash Consideration multiplied by (B) the sum of (1) the total number of shares of

Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.01(b)) issued and outstanding immediately prior to the Effective Time plus (2) the total number of shares of Company Common Stock subject to Cash-Out RSUs outstanding immediately prior to the Effective Time, minus (ii) the product of (A) the total number of Mixed Election Shares, Non-Election Shares, Mixed Election RSU Shares and Non-Election RSU Shares multiplied by (B) the Mixed Cash Consideration, minus (iii) the product of (A) the total number of Excluded Shares as of immediately prior to the Effective Time multiplied by (B) the Mixed Cash Consideration.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Cash Election Amount” means the product of (i) the sum of (A) the number of Cash Election Shares plus (B) the number of Cash Election RSU Shares multiplied by (ii) the Cash Consideration.

“Cash Election RSU Share” means each share of Company Common Stock subject to a Cash-Out RSU outstanding immediately prior to the Effective Time with respect to which the Cash Election has been made.

“Cash-Out RSU” means any Company RSU that is not a Rollover RSU.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Collective Bargaining Agreement” means any collective bargaining or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company PSU” means any Company RSU that is subject to performance-based vesting or delivery requirements.

“Company RSU” means any restricted stock unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

“Company Stock Plan” means the Company 2010 Equity Incentive Plan and the Amended and Restated Performance Compensation Plan.

“Financing Sources” means the Commitment Parties and each other Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, placement agreement, indenture or other agreement with Parent or Merger Sub or any of their Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Debt Financing and, in each case, their respective Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective permitted successors and assigns; provided, for the avoidance of doubt, that “Financing Sources” shall exclude Parent and any of its Affiliates.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including:  (a) patents (including all applications, reissues, divisions, continuations, continuations-in-part, re-examinations, substitutions and extensions thereof) and inventions; (b) trademarks, service marks, trade names and service names, business names, brand names, logos, slogans, trade dress, design rights and other similar designations of source or origin, including any and all goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (c) internet domain names and social media identifiers, tags and handles; (d) copyrights and copyrightable subject matter and database rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; and (e) trade secrets, know-how and other information of a confidential nature.

“IT Assets” means all communications networks, data centers, computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, cable modems, fiber optic systems, all other information technology equipment, and all associated documentation.

The “Knowledge” of (a) the Company means the actual knowledge of the individuals listed on Section 9.03(a) of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company and the Company Subsidiaries primarily responsible for such matters and (b) Parent or Merger Sub means the actual knowledge of the individuals listed on Section 9.03(a) of Parent Disclosure Letter after having made reasonable inquiry of those employees of Parent and the Parent Subsidiaries primarily responsible for such matters.

“Marketing Period” means the first period of 15 consecutive Business Days after the date hereof throughout which (i) Parent shall have the Required Financial Information and

(ii) the conditions set forth in Sections 7.01 and 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing); provided, however, that (A) such 15 consecutive Business Day period shall commence no earlier than September 5, 2017, (B) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated and (C) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (1) KPMG LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Required Financial Information, or (2) any of the financial statements included in the Required Financial Information shall have been restated or the Company Board shall have determined that a restatement of any such financial statements included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed or the Company Board has determined that no restatement shall be required.

“Material Adverse Effect” with respect to any Person means any state of facts, change, effect, condition, development, event or occurrence that, individually or in the aggregate (i) materially and adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any such state of facts, change, effect, condition, development, event or occurrence to the extent arising out of or in connection with (A) any change generally affecting the economic, financial, regulatory or political conditions in the United States or elsewhere in the world, (B) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado, tsunami or other natural disaster, (C) any change that is generally applicable to the industries or markets in which such Person and its Subsidiaries operate, (D) any change in applicable Laws or applicable accounting regulations or principles or authoritative interpretations thereof, (E) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, EBITDA, free cash flow, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure shall be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such underlying facts or occurrences are excluded from being taken into account by clauses (A) through (G) of this definition)), (F) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees of such Person and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or (G) any action taken by such Person or its Subsidiaries that is expressly required by this Agreement to be taken by such Person or its Subsidiaries, or that, in the case of the Company and its Subsidiaries, is taken or not taken with the prior express written consent or at the express written direction of Parent or that, in the case of Parent and its Subsidiaries, is taken or not taken with the prior express written consent or at the express written direction of the Company; provided, that any state of facts, change, effect, condition, development, event or occurrence referred to in clause (A) or clause (D) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which such Person and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (ii) impairs in any material respect the ability of such Person to consummate the transactions contemplated by this Agreement or (iii) prevents or materially impedes, interferes with, hinders or delays the consummation of the Merger or the other transactions contemplated hereby.

“Mixed Election RSU Share” means each share of Company Common Stock subject to a Cash-Out RSU outstanding immediately prior to the Effective Time with respect to which the Mixed Election has been made.

“Non-Election RSU Share” means each share of Company Common Stock subject to a Cash-Out RSU outstanding immediately prior to the Effective Time with respect to which there has been a Non-Election.

“Parent Board” means the Board of Directors of the Parent.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent PSU” means any Parent RSU that is subject to performance-based vesting or delivery requirements.

“Parent RSU” means any restricted stock unit payable in Parent Common Shares or whose value is determined with reference to the value of Parent Common Shares, whether granted under a Parent Stock Plan or otherwise.

“Parent SAR” means any stock appreciation rights relating the Parent Common Shares, whether granted under a Parent Stock Plan or otherwise.

“Parent Stock Option” means any option to purchase Parent Common Shares, whether granted under a Parent Stock Plan or otherwise.

“Parent Stock Plans” means the Parent 2017 Long-Term Incentive Plan, the Parent 2017 Stock Plan for Non-Employee Directors, Parent 2007 Long Term Incentive Plan, the Parent 2007 Stock Option Plan for Non-Employee Directors and the Parent 1997 Stock Option Plan for Non-Employee Directors, each as may be amended from time to time.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Permitted Liens” means (i) statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ and other similar statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of public record affecting title to any Parent Real Property or Company Real Property that does not materially impair the occupancy or use of such

Parent Real Property or Company Real Property for the purposes for which it is currently used; (v) Liens that, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Parent Real Property or Company Real Property and (B) do not materially and adversely impact the current or contemplated use, utility or value of any such property or otherwise materially and adversely impair the present or contemplated business operations thereon; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) the terms and conditions of Real Property Leases to third party tenants disclosed in Section 3.15 of the Parent Disclosure Letter or Section 4.15 of the Company Disclosure Letter; (ix) the terms and conditions of Real Property Leases to which the Company or any Subsidiary is a tenant or occupant disclosed in Section 3.15 of the Parent Disclosure Letter or Section 4.15 of the Company Disclosure Letter; (x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, (xi) non-exclusive licenses granted to third parties in the ordinary course of business and (xii) Liens set forth on Section 9.03(b) of the Parent Disclosure Letter or Section 9.03(b) of the Company Disclosure Letter.

“Rollover RSU” means any Company RSU granted on or after January 1, 2017 that does not provide for automatic vesting upon the consummation of the transactions contemplated by this Agreement.

“RSU Exchange Ratio” means the sum of (i) the Mixed Share Consideration plus (ii) the quotient of (A) the Mixed Cash Consideration over (B) the closing price of one Parent Common Share on the last trading date preceding the Closing Date as reported on the NYSE.

“Share Election RSU Share” means each share of Company Common Stock subject to a Cash-Out RSU outstanding immediately prior to the Effective Time with respect to which the Share Election has been made.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 9.04.            Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “made available to Parent” and words of similar import refer to documents (A) posted to the online dataroom by or on behalf of the Company by 10:00 a.m. (New York City time) on July 8, 2017 or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives by 10:00 a.m. (New York City time) on July 8, 2017.  The words “made available to the Company” and words of similar import refer to documents (A) posted to the online dataroom by or on behalf of Parent by 10:00 a.m. (New York City time) on July 8, 2017 or (B) delivered in person or electronically to Company or its Representatives by 10:00 a.m. (New York City time) on July 8, 2017. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

SECTION 9.05.            Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 9.06.            Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 9.07.            Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration in accordance with Article II; (ii) if the Effective Time occurs, the right of the holders of Cash-Out RSUs to receive such amounts as provided for in Section 6.04; (iii) if the Effective Time occurs, the rights of the Indemnified Persons set forth in Section 6.05 of this Agreement; (iv) the rights of the Company Related Parties set forth in Section 6.06); (v) if the Effective Time occurs, the rights of the Company’s stockholders to enforce Section 6.07 of the Agreement; and (vi) the rights of the managers, directors, officers, employees, representatives and advisors of the Company and its Subsidiaries set forth in the third to last sentence of Section 6.16, which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to respectively in clauses (i) through (vi) above. Notwithstanding the foregoing, the Commitment Parties and the Financing Sources are express third party beneficiaries of this Section 9.07 and Sections 8.02, 8.03, 9.08(a), 9.08(c), 9.11 and 9.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such sections) and shall be entitled to enforce such provisions directly.

SECTION 9.08.            Governing Law.  (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles (except that the matters relating to the fiduciary duties of the Parent Board shall be subject to the internal Laws of the State of Ohio); provided that notwithstanding the foregoing, all matters relating to the Debt Financing shall be exclusively governed and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York and each of the parties hereto agrees that the waiver of jury trial set forth in Section 9.11 shall be applicable to any such matter.

(b)           All Actions arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the Action is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the “Selected Courts”).  The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Selected Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Selected Courts, (iii) agree to not contest the jurisdiction of the Selected Courts in any such Action, by motion or otherwise and (iv) agree to not bring any Action arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby in any court other than the Selected Courts, except for Actions brought to enforce the judgment of any such court.  The consents to jurisdiction and venue set forth in this Section 9.08(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service to the address set forth in Section 9.02 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)           Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring, or permit any of its Affiliates to bring, any suit, action or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Commitment Party or any Financing Source arising out of or relating to (x) the Debt Financing or (y) this Agreement or any of the transactions contemplated by this Agreement in any forum other than a court of competent jurisdiction located within Borough of Manhattan in the City of New York, New York, whether a state or federal court, and each of the parties hereto agrees that the waiver of jury trial set forth in Section 9.11 shall be applicable to any such suit, action or other proceeding.

SECTION 9.09.            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may assign, in its sole discretion, all of the rights, interests and obligations of Parent under this Agreement to (i) any wholly owned Subsidiary of Parent or (ii) pursuant to a collateral assignment of all of its rights hereunder to any of its financing sources, but, in each case, no such assignment shall relieve Parent of its obligations under this Agreement.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 9.09 shall be null and void.

SECTION 9.10.            Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, the Merger and the other transactions contemplated hereby.  Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.08(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Merger and the other transactions contemplated hereby and without that right neither the Company nor Parent would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to Law, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 9.11.            WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.            No Recourse to Financing Sources.  Notwithstanding anything in this Agreement to the contrary, the Company (i) agrees on its behalf and on behalf of its Affiliates that none of the Commitment Parties nor the Financing Sources shall have any liability or obligation to the Company and their respective Affiliates relating to this Agreement or any of the transactions contemplated by this Agreement (including the Debt Financing), (ii) waives any rights or claims against any Commitment Party or any Financing Source in connection with this Agreement (including any of the transactions contemplated hereby) and the Debt Financing, whether at law or equity, in contract, in tort or otherwise and (iii) agrees not to, and shall not, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, any Commitment Party or any Financing Source or (B) seek to enforce the commitment in respect of any Debt Financing against, make any claims for breach of commitments in respect of any Debt Financing against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, or otherwise sue, any Commitment Party or any Financing Source for any reason in connection with commitments in respect of any Debt Financing or the obligations of the Commitment Parties and the Financing Sources thereunder, this Agreement, or any of the transactions contemplated by this Agreement or Debt Financing.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

HAWAIIAN TELCOM HOLDCO, INC.,

by	/s/ Scott K. Barber
Name: Scott K. Barber
Title: President and Chief Executive Officer

CINCINNATI BELL INC.,

by	/s/ Leigh R. Fox
Name: Leigh R. Fox
Title: President and Chief Executive Officer

TWIN ACQUISITION CORP.

by	/s/ Leigh R. Fox
Name: Leigh R. Fox
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex A
to
Merger Agreement

Index of Defined Terms

$	Section 9.04
6 3/4% Preferred Shares	Section 3.03(a)
Acquisition Agreement	Section 5.03(b)
Action	Section 3.11
Adjusted RSU	Section 6.04(a)(ii)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Debt Commitment Letter	Section 6.16(b)
Alternative Debt Financing	Section 6.16(b)
Announcement	Section 6.11
Antitrust Laws	Section 6.03(d)
Available Cash Election Amount	Section 9.03
Bankruptcy and Equity Exception	Section 3.04(a)
Burdensome Condition	Section 6.03(f)
Business Day	Section 9.03
Capitalization Date	Section 3.03(a)
Cash Consideration	Section 2.01(c)(iii)
Cash Election	Section 2.01(c)(iii)
Cash Election Amount	Section 9.03
Cash Election RSU Share	Section 9.03
Cash Election Shares	Section 2.01(c)(iii)
Cash Fraction	Section 2.05(a)(i)
Cash-Out RSU	Section 9.03
Certificate	Section 2.01(d)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Commitment Parties	Section 3.21
Communications Act	Section 3.20(c)
Company	Preamble
Company Adverse Recommendation Change	Section 5.03(b)
Company Benefit Plans	Section 4.10(a)
Company Board	Section 9.03
Company Bylaws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company Charter	Section 4.01
Company Collective Bargaining Agreement	Section 9.03
Company Common Stock	Section 2.01
Company Commonly Controlled Entity	Section 4.10(a)

Company Disclosure Letter	Article IV
Company FCC Consents	Section 4.05(b)
Company Financial Advisor	Section 4.18
Company Leased Real Property	Section 4.15(b)
Company Licenses	Section 4.20(a)
Company Local Consents	Section 4.05(b)
Company Material Adverse Effect	Section 9.03
Company Multiemployer Pension Plan	Section 4.10(c)
Company Notice of Recommendation Change	Section 5.03(b)
Company Owned Real Property	Section 4.15(a)
Company Participant	Section 4.10(a)
Company Pension Plans	Section 4.10(a)
Company Permits	Section 4.01
Company Preferred Stock	Section 4.03(a)
Company PSC Consents	Section 4.05(b)
Company PSU	Section 9.03
Company Regulatory Agreement	Section 4.20(d)
Company Related Parties	Section 6.06(d)
Company RSU	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Stock Plan	Section 9.03
Company Stockholder Approval	Section 4.04(a)
Company Stockholders Meeting	Section 4.04(a)
Company Subsidiaries	Section 4.01
Company Takeover Proposal	Section 5.03(e)
Company Termination Fee	Section 6.06(b)
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Continuing Employees	Section 6.13(a)
Contract	Section 3.05(a)
Debt Financing	Section 3.21
Debt Financing Commitment	Section 3.21
Debt Financing Documents	Section 6.16(a)
DGCL	Section 1.01
Dissenting Stockholders	Section 2.01(c)
dollars	Section 9.04
Effective Time	Section 1.03
Election Deadline	Section 2.04(d)
Election Form	Section 2.04(b)
End Date	Section 8.01(b)(i)
Enforcement Proceeding	Section 3.20(c)
Environmental Claim	Section 3.13(b)(i)
Environmental Laws	Section 3.13(b)(ii)
ERISA	Section 3.10(a)
Exchange Act	Section 3.05(b)

2

Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Excluded Share	Section 2.01(c)
Excluded Shares	Section 2.01(c)
FCC	Section 3.05(b)
FCC Applications	Section 6.03(c)
FCC Consents	Section 4.05(b)
FCC Rules	Section 3.20(c)
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Filed Parent Contract	Section 3.14(a)
Filed Parent SEC Documents	Article III
Financing Sources	Section 9.03
Form S-4	Section 3.05(b)
GAAP	Section 3.06(b)
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 3.13(b)(iii)
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Indemnified Person	Section 6.05(a)
Intellectual Property	Section 9.03
IRS	Section 3.10(b)
IT Assets	Section 9.03
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(e)
Letter of Transmittal	Section 2.02(b)
Liens	Section 3.02(a)
Local Consents	Section 4.05(b)
Localities	Section 3.05(b)
Mailing Date	Section 2.04(b)
Marketing Period	Section 9.03
Material Adverse Effect	Section 9.03
Maximum Amount	Section 6.05(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Mixed Cash Consideration	Section 2.01(c)(ii)
Mixed Consideration	Section 2.01(c)(ii)
Mixed Election	Section 2.01(c)(ii)
Mixed Election RSU Share	Section 9.03
Mixed Election Shares	Section 2.01(c)(ii)
Mixed Share Consideration	Section 2.01(c)(ii)
New Plan	Section 6.13(c)
Non- Election	Section 2.01(c)(iv)

3

Non-Election RSU Share	Section 9.03
Non-Election Shares	Section 2.01(c)(iv)
NYSE	Section 2.02(f)
OGCL	Section 3.03(b)
Parent	Preamble
Parent Articles	Section 3.01
Parent Benefit Plans	Section 3.10(a)
Parent Board	Section 9.03
Parent Capital Stock	Section 3.03(a)
Parent Collective Bargaining Agreements	Section 3.17(a)
Parent Common Shares	Section 2.01(d)
Parent Commonly Controlled Entity	Section 3.10(a)
Parent Deferred Compensation Plan for Outside Directors	Section 3.03(a)
Parent Disclosure Letter	Article III
Parent FCC Consents	Section 3.05(b)
Parent Financial Advisors	Section 3.18
Parent Leased Real Property	Section 3.15(b)
Parent Licenses	Section 3.20(a)
Parent Local Consents	Section 3.05(b)
Parent Material Adverse Effect	Section 9.03
Parent Multiemployer Pension Plan	Section 3.10(c)
Parent Non-Voting Preferred Shares	Section 3.03(a)
Parent Owned Real Property	Section 3.15(a)
Parent Participant	Section 3.10(a)
Parent Pension Plans	Section 3.10(a)
Parent Permits	Section 3.01
Parent PSC Consents	Section 3.05(b)
Parent PSU	Section 9.03
Parent Regulations	Section 3.01
Parent Regulatory Agreement	Section 3.20(d)
Parent RSU	Section 9.03
Parent SAR	Section 9.03
Parent SEC Documents	Section 3.06(a)
Parent Stock Option	Section 9.03
Parent Stock Plans	Section 9.03
Parent Stock-Based Awards	Section 3.03(a)
Parent Subsidiaries	Section 3.01
Parent Voting Debt	Section 3.03(b)
Parent Voting Preferred Shares	Section 3.03(a)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Proxy Statement	Section 6.01(a)
PSC Applications	Section 6.03(c)
PSC Consents	Section 4.05(b)
Real Property Leases	Section 3.15(a)

4

Release	Section 3.13(b)(iv)
Representatives	Section 5.03(a)
Required Financial Information	Section 6.16(c)
Rollover RSU	Section 9.03
RSU Exchange Ratio	Section 9.03
SEC	Section 3.05(b)
Secretary of State	Section 1.03
Securities Act	Section 3.05(b)
Selected Courts	Section 9.08(b)
Share Consideration	Section 2.01(c)(i)
Share Election	Section 2.01(c)(i)
Share Election RSU Share	Section 9.03
Share Election Shares	Section 2.01(c)(i)
SOX	Section 3.06(b)
State Regulators	Section 3.05(b)
Subsidiary	Section 9.03
Superior Company Proposal	Section 5.03(e)
Surviving Corporation	Section 1.01
Surviving Corporation Bylaws	Section 1.05
Tax Return	Section 9.03
Taxes	Section 9.03
Unlicensed Activity	Section 3.20(c)
Unlicensed Subsidiary	Section 3.20(c)
USAC	Section 3.20(c)
Voting Agreement	Recitals

5

Exhibit A
to
Merger Agreement

Governance Matters

Parent shall take all necessary action to cause, effective at the Effective Time, the Parent Board to be comprised of nine directors from Parent and two directors from the Company. The Company shall name its directors, subject to approval by the Parent Board (not to be unreasonably withheld, conditioned or delayed).